--------------------------------------------------------------------------------
                                   EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT


                                      among


                           RAYTEL MEDICAL CORPORATION,
                             a Delaware corporation

                                   ("Raytel"),


                         CARDIOVASCULAR VENTURES, INC.,
                             a Delaware corporation

                                    ("CVI"),

                                       and

                             THE STOCKHOLDERS OF CVI
                            NAMED ON EXHIBIT A HERETO
                            (the "CVI Stockholders")



                              Dated August 11, 1997

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                -----------------


                                                                                          Page

ARTICLE I DEFINITIONS.......................................................................1

ARTICLE II PURCHASE AND SALE OF THE CVI STOCK...............................................6
        2.1  Purchase of CVI Stock from CVI Stockholders and Cancellation of CVI
                      Options and CVI Warrants..............................................6
        2.2  Further Assurances.............................................................6
        2.3  The Closing....................................................................6
        2.4  Actions at the Closing.........................................................6
        2.5   Purchase Price................................................................7
        2.6   Escrow........................................................................7
        2.7   CVI Representatives...........................................................7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF CVI AND THE INDEMNIFYING CVI
                  SECURITYHOLDERS...........................................................8
        3.1   Organization and Good Standing................................................8
        3.2   CVI Capitalization............................................................9
        3.3   Subsidiaries..................................................................9
        3.4   Power, Authorization and Validity............................................10
        3.5   Absence of Violation or Conflicts............................................11
        3.6   Financial Statements.........................................................11
        3.7   Tax Matters..................................................................12
        3.8   Absence of Certain Changes or Events.........................................13
        3.9   Title and Related Matters....................................................14
        3.10  Proprietary Rights...........................................................15
        3.11  Employee Benefit Plans.......................................................16
        3.12  Bank Accounts................................................................17
        3.13  Contracts....................................................................17
        3.14  Compliance with Law..........................................................18
        3.15  Labor Difficulties...........................................................19
        3.16  Trade Regulation.............................................................19
        3.17  Certain Transactions.........................................................20
        3.18  Employees and Consultants....................................................20
        3.19  Insurance....................................................................20
        3.20  Litigation...................................................................21
        3.21  Corporate Minutes, Etc.......................................................21
        3.22  Compliance with Environmental Requirements...................................21
        3.23  Brokers .....................................................................22
        3.24  CVI Options..................................................................22
        3.25  Disclosure...................................................................22
        3.26  No Existing Discussions......................................................22

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF CVI STOCKHOLDERS.............................22
        4.1   Ownership of Stock; Authority................................................22
        4.2   Absence of Violation or Conflicts............................................23


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


                               TABLE OF CONTENTS
                               -----------------
                                  (continued)

                                                                                          Page
        4.3  Investment Representations....................................................23
        4.4  Accredited Investor...........................................................24
        4.5  Absence of Claims Against CVI.................................................24
        4.6  Litigation....................................................................24
        4.7  No Brokers....................................................................24

ARTICLE V REPRESENTATIONS AND WARRANTIES OF RAYTEL.........................................24
        5.1  Organization and Good Standing................................................24
        5.2  Raytel Capitalization.........................................................24
        5.3  Power, Authorization and Validity.............................................25
        5.4  Absence of Violations or Conflicts............................................25
        5.5  SEC Filings; Financial Statements.............................................26
        5.6  Absence of Certain Changes or Events..........................................26
        5.7  Brokers  .....................................................................26

ARTICLE VI COVENANTS OF CVI................................................................27
        6.1  Advice of Changes.............................................................27
        6.2  Conduct of Business...........................................................27
        6.3  Risk of Loss..................................................................29
        6.4  Access to Information.........................................................29
        6.5  Regulatory Approvals..........................................................29
        6.6  Satisfaction of Conditions Precedent..........................................29
        6.7  No Solicitation...............................................................29
        6.8  CVI 1997 Audited and Unaudited Financials.....................................30

ARTICLE VII COVENANTS OF CVI STOCKHOLDERS..................................................30
        7.1  Advice of Changes.............................................................30
        7.2  Regulatory Approvals..........................................................30
        7.3  Satisfaction of Conditions Precedent..........................................30
        7.4  Disposition of Securities; Solicitation; Voting; Etc..........................30
        7.5  Other Negotiations............................................................31

ARTICLE VIII COVENANTS OF RAYTEL...........................................................31
        8.1  Advice of Changes.............................................................31
        8.2  Regulatory Approvals..........................................................31
        8.3  Satisfaction of Conditions Precedent..........................................31
        8.4  Reporting.....................................................................32

ARTICLE IX ADDITIONAL COVENANTS............................................................32
        9.1  Confidentiality...............................................................32
        9.2  Publicity.....................................................................32
        9.3  Employment Matters............................................................32
        9.4  Continuing Cooperation........................................................32
        9.5  CVI Advisory Council..........................................................32
        9.6  Disclaimer of Obligations with Respect to Operation of the Towson Center......33

                               TABLE OF CONTENTS
                               -----------------
                                  (continued)

                                                                                          Page

ARTICLE X CONDITIONS TO CLOSING............................................................33
        10.1  Conditions to Each Party's Obligations.......................................33
        10.2  Conditions to Obligations of Raytel..........................................34
        10.3  Conditions to Obligations of CVI and the CVI Stockholders....................36

ARTICLE XI  TERMINATION AND AMENDMENT; FEES AND EXPENSES...................................37
        11.1  Termination..................................................................37
        11.2  Effect of Termination by CVI.................................................37
        11.3  Fees and Expenses............................................................38

ARTICLE XII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION....................39
        12.1  Survival of Representations and Warranties...................................39
        12.2  Indemnification by the Indemnifying CVI Securityholders......................39
        12.3  Indemnification by the CVI Stockholders......................................40
        12.4  Indemnification by Raytel....................................................41
        12.5  Procedures for Indemnification...............................................41
        12.6  Defense of Third Party Claims................................................41
        12.7  Settlement of Third Party Claims.............................................42
        12.8  Manner of Indemnification....................................................42
        12.9  CVI Representatives; Power of Attorney.......................................43

ARTICLE XIII ARBITRATION...................................................................44
        13.1  Scope   .....................................................................44
        13.2  Informal Dispute Resolution..................................................44
        13.3  Arbitration..................................................................44
        13.4  Applicable Rules and Procedure...............................................45

ARTICLE XIV MISCELLANEOUS..................................................................46
        14.1  Governing Law................................................................46
        14.2  Assignment; Binding upon Successors and Assigns..............................46
        14.3  Severability.................................................................46
        14.4  Entire Agreement.............................................................47
        14.5  Counterparts.................................................................47
        14.6  Other Remedies...............................................................47
        14.7  Waiver  .....................................................................47
        14.8  Notices .....................................................................47
        14.9  Construction and Interpretation of Agreement.................................48
        14.10  No Joint Venture............................................................49
        14.11  Specific Performance........................................................49
        14.12  Further Assurances..........................................................49
        14.13  Absence of Third Party Beneficiary Rights...................................49

                                TABLE OF CONTENTS
                                   (continued)


                                    EXHIBITS
                                    --------


Exhibit             Description
-------             -----------
   A                CVI Stockholders and Consideration Schedule
   B                Form of Escrow Agreement
   C                CVI Disclosure Schedule
   D                CVI Stockholder Disclosure Schedule
   E                Form of Non-Competition Agreement
   F                Form of Opinion of McGlinchey Stafford
   G                Form of Opinion of Gray Cary Ware & Freidenrich
   H                Schedule of Prospects
   I                Forms of Waivers
   J                Form of CVI Stockholder Option Cancellation Agreement
   K                Form of Non-Stockholder Option Cancellation Agreement
   L                Form of Warrant Cancellation Agreement
   M                Form of Raytel Note

                            STOCK PURCHASE AGREEMENT


        THIS STOCK PURCHASE AGREEMENT is entered into as of August 11, 1997, by and among RAYTEL MEDICAL CORPORATION, a Delaware corporation ("Raytel"), CARDIOVASCULAR VENTURES, INC., a Delaware corporation ("CVI"), and each of the stockholders of CVI identified as holders of CVI Common Stock or CVI Preferred Stock on Exhibit A to this Agreement (collectively, the "CVI Stockholders").


                                    RECITALS


        A. The CVI Stockholders collectively own all of the outstanding shares of the capital stock of CVI and certain options and warrants to purchase such capital stock, as set forth opposite their respective names on Exhibit A hereto; and

        B. Raytel desires to purchase, and the CVI Stockholders desire to sell, such shares of CVI capital stock, and the parties desire to cancel such options and warrants for the consideration set forth on Exhibit A, subject to the terms and conditions of this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

        The following terms when used herein have the meanings set forth below:

        1.1 "Acquisition" has the meaning set forth in Section 2.3.

        1.2 "Acquisition Proposal" has the meaning set forth in Section 6.7.

        1.3 "Affiliate" has the meaning set forth in the rules and regulations promulgated by the SEC under the Securities Act.

        1.4 "Alternative Transaction" has the meaning set forth in Section 11.3(c).

        1.5 "Cap" has the meaning set forth in Section 12.2(c).

        1.6 "Cash Payment" means the cash payable to the CVI Stockholders in the Acquisition pursuant to Section 2.4(d).

        1.7 "Closing" has the meaning set forth in Section 2.1.

        1.8 "Closing Date" has the meaning set forth in Section 2.3.

        1.9 "Code" means the Internal Revenue Code of 1986, as amended.

        1.10 "Confidentiality Agreement" means the Confidentiality and Non-Use Agreement dated as of June 13, 1997, by and between Raytel and CVI.

        1.11 "CVI 401(k) Expenses" has the meaning set forth in Section 12.2(b).

        1.12 "CVI 401(k) Plan" has the meaning set forth in Section 3.11(a).

        1.13 "CVI Advisory Council" has the meaning set forth in Section 9.5(a).

        1.14 "CVI Audited Financials" means (i) CVI's consolidated balance sheets as of June 30, 1994, June 30, 1995 and June 30, 1996 and its consolidated statements of revenues and expenses, stockholders' equity and cash flows for the fiscal years then ended, and (ii) the balance sheets of each CVI Venture as of June 30, 1994, June 30, 1995 and June 30, 1996 and their respective statements of revenues and expenses, partners' capital and cash flows for the fiscal years then ended, in each case audited and reported upon by Deloitte & Touche LLP, independent certified public accountants.

        1.15 "CVI Common Stock" means the Common Stock, $0.0001 par value, of
CVI.

        1.16 "CVI Disclosure Schedule" means Exhibit C hereto.

        1.17 "CVI Equipment Leases" has the meaning set forth in Section 3.9(c).

        1.18 "CVI Financial Statements" means the CVI Audited Financials, the CVI Unaudited Financials and, when prepared and delivered hereunder, the CVI 1997 Audited Financials.

        1.19 "CVI Group" and "CVI Losses" have the respective meanings set forth in Section 12.4(a).

        1.20 "CVI May Balance Sheet" means CVI's unaudited consolidated balance sheet as of May 31, 1997 contained in the CVI Unaudited Financials.

        1.21 "CVI 1997 Audited Financials" has the meaning set forth in Section 6.8.

        1.22 "CVI Options" means options to acquire CVI Common Stock.

        1.23 "CVI Preferred Stock" means CVI Series A Preferred Stock, CVI Series B Preferred Stock and CVI Series C Preferred Stock.

        1.24 "CVI Real Property Leases" has the meaning set forth in Section 3.9(d).

        1.25 "CVI Representatives" means David Wertheimer, M.D. and Robert Finzi or their respective successors appointed in accordance with Sections 2.7 and 12.9.

        1.26 "CVI Securityholders" means the holders of CVI Stock, CVI Options and CVI Warrants.

        1.27 "CVI Series A Preferred Stock" means the Series A Preferred Stock, $0.0001 par value, of CVI.

        1.28 "CVI Series B Preferred Stock" means the Series B Preferred Stock, $0.0001 par value, of CVI.

        1.29 "CVI Series C Preferred Stock" means the Series C Preferred Stock, $0.0001 par value, of CVI.

        1.30 "CVI Stock" means CVI Common Stock and CVI Preferred Stock.

        1.31 "CVI Stockholder Disclosure Schedule" means Exhibit D hereto.

        1.32 "CVI Stockholders" has the meaning set forth in the preamble of this Agreement.

        1.33 "CVI Stockholder Option Cancellation Agreement" means the Option Cancellation Agreement in the form of Exhibit J hereto.

        1.34 "CVI Subsidiaries" has the meaning set forth in Section 3.3(a).

        1.35 "CVI Unaudited Financials" means (i) CVI's unaudited consolidated balance sheet as of May 31, 1997 and its unaudited consolidated statements of revenues and expenses and cash flows for the eleven-month period then ended and
(ii) the unaudited balance sheets of each CVI Venture as of May 31, 1997 and their respective unaudited statements of revenues and expenses and cash flows for the eleven-month period then ended.

        1.36 "CVI Ventures" means the CVI Subsidiaries that are limited partnerships.

        1.37 "CVI Vested Options" means CVI options that are vested on the Closing Date and have an exercise price that is less than the Calculated Per Share Amount set forth on Exhibit A hereto.

        1.38 "CVI Warrants" means warrants to acquire CVI Common Stock.

        1.39 "Delaware Law" means the Delaware General Corporation Law.

        1.40 "Dispute" has the meaning set forth in Section 13.1.

        1.41 "Encumbrances" means, with respect to an item, claims, liabilities, liens, pledges, mortgages, restrictions, options, charges and encumbrances of any kind, whether accrued, absolute, contingent or otherwise, affecting that item.

        1.42 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        1.43 "Escrow Agent" means First Trust of California, N.A.

        1.44 "Escrow Agreement" means the Escrow Agreement substantially in the form of Exhibit B hereto by and among Raytel, the CVI Representatives, for and on behalf of the Indemnifying CVI Securityholders, and the Escrow Agent.

        1.45 "Escrow Amount" has the meaning set forth in Section 2.6.

        1.46 "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

        1.47 "GAAP" means generally accepted accounting principles, consistently applied.

        1.48 "Governmental Entity" means any court, administrative agency or commission or other governmental authority or agency, domestic or foreign.

        1.49 "Indemnitee" and "Indemnitor" have the respective meanings set forth in Section 12.5(a).

        1.50 "Indemnification Claim" has the meaning set forth in Section
12.5(b).

        1.51 "Indemnifying CVI Securityholder" has the meaning set forth in
Section 12.2(a).

        1.52 "Initial Cash Consideration" has the meaning set forth in Section 2.5.

        1.53 "Knowledge of CVI and the Indemnifying CVI Securityholders" has the meaning set forth in Section 14.9(d).

        1.54 "Material Adverse Effect" with respect to any entity means a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of such entity and its Subsidiaries, taken as a whole.

        1.55 "Non-Competition Agreement" means the Non-Competition Agreement in the form of Exhibit E hereto.

        1.56 "Non-Stockholder Option Cancellation Agreement" means the Option Cancellation Agreement in the form of Exhibit K hereto.

        1.57 "Partnership" has the meaning set forth in Section 9.6.

        1.58 "Presiding Arbitrator" has the meaning set forth in Section 13.3.

        1.59 "Proprietary Rights" has the meaning set forth in Section 3.10(a).

        1.60 "Raytel Balance Sheet" means Raytel's unaudited consolidated balance sheets as of March 31, 1997 contained in Raytel SEC Reports.

        1.61 "Raytel Closing Price" means the average closing price per share of Raytel Common Stock (as quoted on The Nasdaq National Market and reported in The Wall Street Journal) during the 20 trading days prior to and including the last trading day before the Closing Date.

        1.62 "Raytel Common Stock" means the Common Stock, $0.001 par value, of Raytel.

        1.63 "Raytel CVI-Related Losses" has the meaning set forth in Section 12.2(a).

        1.64 "Raytel CVI Stockholder-Related Losses" has the meaning set forth in Section 12.3(a).

        1.65 "Raytel Group" has the meaning set forth in Section 12.2(a).

        1.66 "Raytel Losses" has the meaning set forth in Section 12.3(a).

        1.67 "Raytel Notes" means contingent promissory notes, in the form of Exhibit M hereto, in the aggregate principal amount of $820,000 to be issued by Raytel in the Acquisition to certain CVI Stockholders, as set forth on Exhibit A hereto.

        1.68 "Raytel SEC Reports" has the meaning set forth in Section 5.5(a).

        1.69 "Raytel Shares" means the shares of Raytel Common Stock issuable to the CVI Stockholders in the Acquisition pursuant to Sections 2.4 and 2.5.

        1.70 "SEC" means the Securities and Exchange Commission.

        1.71 "Subsidiary" means, with respect to any parent corporation or other entity, a corporation or other entity in which a percentage of its voting securities sufficient to elect at least a majority of the Board of Directors or other managers is owned or otherwise controlled, directly or indirectly, by such parent corporation or other entity.

        1.72 The term "tax" includes all federal, state, local and foreign income, property, employment, sales, use, license, payroll, occupation, franchise, occupation, recording, value added, transfer, excise and other taxes, fees, levies or assessments of any nature whatsoever (whether payable directly or by withholding) and, with respect to such tax, any estimated tax, interest, penalties and additions and related charges of Governmental Entities.

        1.73 "Termination Fee" has the meaning set forth in Section 11.3(b).

        1.74 "Third Party Claim" has the meaning set forth in Section 12.6.

        1.75 "Third Party Licenses" and "Third Party Technology" have the respective meanings set forth in Section 3.10(b).

        1.76 "Total Acquisition Consideration" has the meaning set forth in
Section 2.5.

        1.77 "Towson Center" has the meaning set forth in Section 9.6.

        1.78 "Transaction Documents" means this Agreement and all other agreements and documents to be executed and delivered pursuant hereto.

        1.79 "Waiver" means the Waiver in the form of Exhibit K hereto.

        1.80 "Warrant Cancellation Agreement" means the Warrant Cancellation Agreement in the form of Exhibit L hereto.

                                   ARTICLE II
                       PURCHASE AND SALE OF THE CVI STOCK

        2.1 Purchase of CVI Stock from CVI Stockholders and Cancellation of CVI Options and CVI Warrants. Upon and subject to the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), each CVI Stockholder shall sell, transfer, convey, assign and deliver to Raytel, and Raytel shall purchase, acquire and accept from each CVI Stockholder, all of the CVI Stock owned by such CVI Stockholder, and each CVI Stockholder who holds CVI Options or CVI Warrants will agree to the cancellation and termination thereof.

        2.2 Further Assurances. At any time and from time to time after the Closing, at Raytel's request and without further consideration to any of the CVI Stockholders, each CVI Stockholder shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment, cancellation and confirmation, and take all such other action as Raytel may reasonably request, more effectively to transfer, convey and assign to Raytel, and to confirm Raytel's title to, all of such CVI Stockholder's CVI Stock, to confirm the cancellation of such CVI Stockholder's CVI Options or CVI Warrants, to put Raytel (through its ownership of CVI) in actual possession and operating control of the assets (including without limitation the original corporate minute books of CVI and all corporate seals), properties and businesses of CVI, to assist Raytel in exercising all rights with respect thereto and to carry out the purposes and intents of this Agreement.

        2.3 The Closing. The Closing of the acquisition of the outstanding CVI Stock and the cancellation of the CVI Options and CVI Warrants pursuant to this Agreement (the "Acquisition") shall take place at the offices of Gray Cary Ware & Freidenrich, A Professional Corporation, 400 Hamilton Avenue, Palo Alto, California 94301-1825, at 10:00 a.m. Pacific Time, on a date to be specified by Raytel and CVI (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions to the obligations of the parties set forth in Article X, unless another date or place is agreed to in writing by Raytel and CVI.

        2.4 Actions at the Closing. At the Closing:

            (a) CVI shall deliver to Raytel the various certificates, instruments and documents referred to in paragraphs (a) and (b) of Section 10.2;

            (b) Each CVI Stockholder shall deliver to Raytel (i) certificates representing all of the CVI Stock owned by such CVI Stockholder, (ii) a stock power, or other appropriate instrument of transfer duly executed by such CVI Stockholder and reasonably acceptable to Raytel, with the CVI Stockholder's signature guaranteed by an eligible institution with membership in a "medallion" signature guarantee program, and (iii) if such CVI Stockholder is the holder of any CVI Options or CVI Warrants, a duly executed CVI Stockholder Option

Cancellation Agreement or Warrant Cancellation Agreement effecting the cancellation and termination thereof;

            (c) Raytel shall deliver to CVI the various certificates, instruments and documents referred to in paragraphs (a) and (b) of Section 10.3;

            (d) Raytel shall deliver to the CVI Representatives, for distribution to the CVI Stockholders, (i) stock certificates representing the Raytel Shares, (ii) checks or wire transfers representing cash in the amount of the Initial Cash Consideration and (iii) the Raytel Notes in accordance with
Section 2.5; and

            (e) Raytel, each of the Indemnifying CVI Securityholders and the Escrow Agent shall execute and deliver the Escrow Agreement, and Raytel shall deliver to the Escrow Agent a check or wire transfer for the Escrow Amount being placed into escrow on the Closing Date pursuant to Section 2.6.

        2.5 Purchase Price. The purchase price to be paid by Raytel to each CVI Stockholder for such CVI Stockholder's CVI Stock and the cancellation of such CVI Stockholder's CVI Options or CVI Warrants shall be the amount set forth opposite such CVI Stockholder's name on Exhibit A under the caption "Total Acquisition Consideration," which is the aggregate sum of the amounts, if any, set forth opposite such CVI Stockholder's name under the captions "Initial Cash Consideration," "Escrow Amount," "Raytel Notes," and "Raytel Stock at $10.00" (which is the number of Raytel Shares to be received by such CVI Stockholder, valued for the purpose of Exhibit A at $10.00 per share). The amount of the Initial Cash Consideration is subject to pro rata reduction pursuant to Section 11.3(a). Each CVI Stockholder will be entitled to receive at the Closing the Initial Cash Consideration, the Raytel Notes, and a certificate representing the number of Raytel Shares set forth opposite such CVI Stockholder's name on Exhibit A.

        2.6 Escrow. At the Closing, Raytel will deposit the total amount set forth as the Escrow Amount on Exhibit A (an aggregate of $500,000, which is the "Escrow Amount") into an interest bearing escrow account with the Escrow Agent to be held pursuant to the terms of the Escrow Agreement.

        2.7 CVI Representatives.

            (a) In order to efficiently administer the Acquisition and the transactions contemplated hereby, including (i) the waiver of any condition to the obligations of the CVI Stockholders to consummate the Acquisition and the transactions contemplated hereby and (ii) the defense and/or settlement of any claims for which the Indemnifying CVI Securityholders may be required to indemnify Raytel and/or CVI pursuant to the Escrow Agreement, the CVI Stockholders, including the Indemnifying CVI Securityholders, hereby designate David Wertheimer, M.D. and Robert Finzi or their respective successors appointed in accordance with Section 12.8, as their representatives (the "CVI Representatives").

            (b) The CVI Stockholders hereby authorize the CVI Representatives
(i) to take all action necessary in connection with the waiver of any condition to the obligations of the

CVI Stockholders to consummate the Acquisition and the transactions contemplated hereby, or the defense and/or settlement of any claims for which the Indemnifying CVI Securityholders may be required to indemnify Raytel and/or CVI pursuant to the Escrow Agreement, (ii) to give and receive all notices required to be given under this Agreement and the Escrow Agreement (with the exception of Indemnification Claims delivered after the termination of the Escrow Agreement), and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the CVI Stockholders by the terms of this Agreement or the Escrow Agreement.

            (c) By his execution of this Agreement, each CVI Stockholder (including each Indemnifying CVI Securityholder) agrees that:

                       (i) the provisions of this Section 2.7 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any CVI Stockholder may have in connection with the Acquisition and the transactions contemplated by this Agreement;

                       (ii) remedies available at law for any breach of the provisions of this Section 2.7 are inadequate; therefore, Raytel and CVI shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if either Raytel and/or CVI brings an action to enforce the provisions of this Section 2.7; and

                       (iii) the provisions of this Section 2.7 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees, and successors of each CVI Stockholder, and any references in this Agreement to a CVI Stockholder or the CVI Stockholders shall mean and include the successors to the CVI Stockholders' rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

                                   ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF CVI AND THE INDEMNIFYING
                               CVI SECURITYHOLDERS

        Except as set forth in the CVI Disclosure Schedule, each of CVI and each Indemnifying CVI Securityholder, jointly and severally, represents and warrants to Raytel that:

        3.1 Organization and Good Standing. CVI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. CVI is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or licensing necessary, except where the lack of such qualification or licensing would not have a Material Adverse Effect on CVI. True, correct and complete copies of CVI's Certificate of Incorporation and By-Laws, as in effect on the date hereof and as will be in effect immediately prior to the Closing, have been delivered to counsel for Raytel and are attached to the CVI Disclosure Schedule. The CVI Disclosure Schedule lists the locations of all offices and facilities of CVI and all states in which CVI maintains any employees.

The CVI Disclosure Schedule lists all states in which CVI is qualified or licensed to transact business as a foreign corporation.

        3.2 CVI Capitalization.

            (a) The authorized capital stock of CVI consists of, and immediately prior to the Closing will consist of, (i) 6,000,000 shares of CVI Preferred Stock, of which 2,000,000 shares have been designated as CVI Series A Preferred Stock, 2,000,000 shares have been designated as CVI Series B Preferred Stock, and 2,000,000 shares have been designated as CVI Series C Preferred Stock and
(ii) 10,000,000 shares of CVI Common Stock. As of the date hereof, 800,000 shares of CVI Series A Preferred Stock, 910,373 shares of CVI Series B Preferred Stock, 571,429 shares of CVI Series C Preferred Stock and 1,507,000 shares of CVI Common Stock are issued and outstanding. All such issued and outstanding shares have been duly authorized, validly issued, fully paid and are nonassessable and were issued and sold in compliance with all applicable state and federal securities laws. As of the date hereof, CVI has reserved for issuance (i) 1,359,000 shares of CVI Common Stock issuable upon the exercise of outstanding CVI Options; (ii) 225,000 shares of CVI Common Stock issuable upon the exercise of outstanding CVI Warrants; and (iii) the shares of CVI Common Stock issuable upon conversion of the CVI Preferred Stock in accordance with CVI's Certificate of Incorporation.

            (b) Except for the foregoing, there are no outstanding rights, options, warrants, conversion rights or other agreements for the purchase or acquisition from CVI of any shares of its capital stock or securities convertible into or exchangeable for any shares of such capital stock. All CVI Options and CVI Warrants will terminate or be cancelled upon or prior to the Closing. There are no preemptive rights to purchase or otherwise acquire any securities of CVI pursuant to any provision of law or the Certificate of Incorporation or By-Laws of CVI, any agreement to which CVI is a party or, to the Knowledge of CVI and the Indemnifying CVI Securityholders, otherwise. There is no voting or stock restriction agreement, proxy or similar agreement applicable to any securities of CVI to which CVI is a party or, to the Knowledge of CVI and the Indemnifying CVI Securityholders, otherwise.

        3.3 Subsidiaries.

            (a) CVI does not own any equity interest, directly or indirectly, in any corporation, partnership, joint venture or other entity except the corporations, joint ventures and limited partnerships identified in the CVI Disclosure Schedule (collectively, the "CVI Subsidiaries"). Each CVI Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Each CVI Subsidiary is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or licensing necessary, except where the lack of such qualification would not have a Material Adverse Effect on CVI. The CVI Schedule sets forth a listing, as to each CVI Subsidiary, of the nature and amount of the interest held by CVI, the identity of each other shareholder, co-venturor, partner and/or manager of such CVI Subsidiary, the date and jurisdiction of its organization, the locations of all of its offices and facilities, the states in which it maintains any employees and the states in which it is qualified or licensed to transact business.

            (b) All of the capital stock, partnership interests or joint venture interests of each CVI Subsidiary owned by CVI or another CVI Subsidiary are duly authorized, validly issued and outstanding and owned, of record and beneficially, by CVI or such CVI Subsidiary, free and clear of any Encumbrances or restrictions (other than restrictions on transfer under applicable federal and state securities laws) and not subject to requirements to make any further capital contributions.

            (c) All of the partnership interests or joint venture interests of each CVI Subsidiary that are not owned, directly or indirectly, by CVI are duly authorized, validly issued and outstanding and were issued and sold in compliance with all applicable state and federal securities laws, including, without limitation, all laws and regulations governing the conduct of brokers and dealers.

            (d) Except as set forth in the CVI Disclosure Schedule, there are no outstanding rights, options, warrants, conversion rights or other agreements for the purchase or acquisition from CVI or any CVI Subsidiary of equity securities of any CVI Subsidiary or securities convertible into or exchangeable for any such equity securities. There are no preemptive rights to purchase or otherwise acquire any securities of any CVI Subsidiary pursuant to any provision of law or the Certificate of Incorporation, Bylaws, partnership agreements or other charter documents of such CVI Subsidiary, any agreement to which CVI or any CVI Subsidiary is a party or, to the Knowledge of CVI and the Indemnifying CVI Securityholders, otherwise. There is no voting or stock restriction agreement, proxy or similar agreement applicable to any securities of any CVI Subsidiary to which CVI or any CVI Subsidiary is a party or, to the Knowledge of CVI and the Indemnifying CVI Securityholders, otherwise.

        3.4 Power, Authorization and Validity.

            (a) CVI has all requisite corporate right, power, legal capacity and authority to execute and deliver, and to consummate the transactions contemplated by, this Agreement and each of the other Transaction Documents to which CVI is or will be a party and to perform its obligations under each of them. The execution and delivery of, and the consummation of the transactions contemplated by, this Agreement and each of the other Transaction Documents to which CVI is or will be a party has been duly and validly approved and authorized by the Board of Directors of CVI and all other necessary corporate action on the part of CVI, except for approval by the CVI Stockholders.

            (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to CVI in connection with the execution and delivery of, and the consummation by CVI of the transactions contemplated by, this Agreement or any of the other Transaction Documents to which CVI is or will be a party, or to permit CVI to continue after the Acquisition, without material change, the business activities of CVI as currently conducted and as proposed to be conducted.

            (c) This Agreement and each of the other Transaction Documents to which CVI is or will be a party has been, or upon its execution and delivery by CVI will have been, duly executed and delivered by CVI and, subject to any required CVI Stockholder approval of that Transaction Document, constitutes or will constitute upon its execution and delivery, a valid and binding obligation of CVI, enforceable against CVI in accordance with its terms.

        3.5 Absence of Violation or Conflicts. The execution and delivery by CVI of this Agreement and each of the other Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation, or any right of first refusal or first option or to the loss of a benefit under, (i) any provision of the Certificate of Incorporation or By-Laws or other charter documents of CVI or any CVI Subsidiary, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, partnership agreement or other agreement, instrument, permit, concession, franchise or license to which CVI or any CVI Subsidiary is a party or by which any of them or any of their respective properties or assets is bound or affected, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CVI or any CVI Subsidiary or any of their respective properties or assets. The consummation of the Acquisition will not require the consent of any third party or have a material adverse effect upon any right, license, franchise, lease or agreement of CVI.

        3.6 Financial Statements.

            (a) CVI has delivered to Raytel true and correct copies of all of the CVI Financial Statements with the exception of the CVI 1997 Audited Financials to be delivered pursuant to Section 6.8. The CVI Financial Statements have been, and will be, prepared in accordance with GAAP and present, and will present, fairly the consolidated financial position of CVI and the financial position of each of the CVI Ventures as of their respective dates and the results of operations, equity transactions and cash flows of CVI and each of the CVI Ventures for the periods indicated, except that the CVI Unaudited Financials
(i) are subject to normal year-end adjustments, which adjustments will not individually or in the aggregate be material, and (ii) do not contain all footnotes required under GAAP.

            (b) Neither CVI nor any CVI Subsidiary has any liabilities, either accrued or contingent, and whether due or to become due, other than (i) liabilities reflected or provided for on the CVI May Balance Sheet, (ii) liabilities specifically described in this Agreement, (iii) normal or recurring liabilities incurred since May 31, 1997 in the ordinary course of business consistent with past practices, and (iv) liabilities not required by GAAP to be reflected on a balance sheet.

            (c) The CVI Disclosure Schedule contains a complete and correct list of all accounts receivable of CVI and each CVI Subsidiary as of the date set forth thereon. All such accounts receivable, and such additional accounts receivable accrued between the date of such list and the Closing Date arose, or will arise, in the ordinary and usual course of CVI's business, and have been, or will be, appropriately recorded in a manner consistent with CVI's past practice. None of such accounts receivable is subject to any material claim of offset or recoupment and, to the Knowledge of CVI and the Indemnifying CVI Securityholders, there are no facts that would be likely to give rise to any such claim. No material amount of such accounts receivable is contingent upon the performance by CVI or any CVI Subsidiary of any obligation, and no agreement for deduction or discount has been made with respect to any such accounts receivable. Notwithstanding the foregoing, neither CVI nor the Indemnifying CVI Securityholders warrant that the amount reflected on the CVI Disclosure Schedule is the precise amount which Raytel will realize through Raytel's collection efforts.

        3.7 Tax Matters.

            (a) CVI and each of the CVI Subsidiaries has duly filed all tax returns, reports and estimates required to be filed by it, for all years and periods (and portions thereof) for which any such returns, reports or estimates were due on or prior to the Closing Date. All such returns, reports and estimates, as filed, were complete, correct and accurate in all material respects. All taxes due from CVI and each of the CVI Subsidiaries, and not subject to a bona fide dispute, have been paid with respect to years and periods ending on or prior to the Closing Date. Neither CVI nor any CVI Subsidiary has received notice of any pending assessments, asserted deficiencies or claims for additional taxes that are payable and have not been paid, except to the extent that they are subject to a bona fide dispute with the relevant taxing authority. The reserves for taxes, if any, reflected on the CVI May Balance Sheet are adequate and there are no tax liens on any property or asset of CVI. There have been no examinations of any of tax returns or reports of CVI or any of the CVI Subsidiaries by any Governmental Entity. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return or report of CVI or any of the CVI Subsidiaries for any period and no request for such an agreement or waiver is pending.

            (b) All taxes that CVI or any CVI Subsidiary has been required to collect or withhold have been duly collected or withheld and, to the extent required, have been paid to the proper taxing authority.

            (c) Neither CVI nor any CVI Subsidiary is a party to any tax-sharing agreement or similar arrangement with any other party.

            (d) Neither CVI nor any CVI Subsidiary is obligated to make any "parachute payment," as defined in Section 280G of the Code.

            (e) Neither CVI nor any CVI Subsidiary will be required to include any material adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481(c) of the Code or any provision of the tax laws of any jurisdiction requiring tax adjustments as a result of a change in method of accounting implemented prior to the Closing Date for any tax period (or portion thereof) ending on or before the Closing Date or pursuant to the provisions of any agreement entered into by CVI or such CVI Subsidiary prior to the Closing Date with any taxing authority with regard to the tax liability of CVI of such CVI Subsidiary for any tax period (or portion thereof) ending on or before the Closing Date.

            (f) Neither CVI nor any CVI Subsidiary is under any contractual obligation to pay any tax obligations of any other person, or any tax obligation with respect to any transaction of any other person or to indemnify any other person with respect to any tax.

            (g) Neither CVI nor any CVI Subsidiary has at any time filed a consent to the application of Section 341(f)(2) of the Code to any property or assets held, acquired or to be acquired by it.

        3.8 Absence of Certain Changes or Events. Since May 31, 1997, CVI and each of the CVI Subsidiaries have conducted their respective businesses in the ordinary course and in a manner consistent with past practices and, since such date, have not:

            (a) suffered any event or occurrence which has had a Material Adverse Effect on CVI or such CVI Subsidiary;

            (b) suffered any damage, destruction or loss, whether or not covered by insurance, that had a material adverse effect on its properties or business;

            (c) granted any increase in the compensation payable or to become payable by CVI to its officers or employees, except increases to non-officer employees occurring in the ordinary course of business and consistent with past practices;

            (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of its capital stock or declared any direct or indirect redemption, retirement, purchase or other acquisition of such shares;

            (e) issued any shares of its capital stock or partnership interests or any warrants, rights or options for, or entered into any other commitment relating to, its capital stock or partnership interests;

            (f) made any change in the accounting methods or practices it has followed in the preparation of the CVI Financial Statements, or made any adjustment to any of the CVI Unaudited Financials, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates;

            (g) sold, leased, abandoned or otherwise disposed of any real property or any equipment or other operating property, other than in the ordinary course of its business;

            (h) sold, assigned, transferred, or otherwise disposed of any patent, trademark, service mark, tradename, brand name, copyright (or pending application therefor), invention, process, know-how, formula or trade secret or interest therein or other intangible asset or licensed any of the foregoing, except under licenses referenced in the CVI Disclosure Schedule;

            (i) entered into any material commitment or obligation, except in the ordinary course of business and under agreements referenced in the CVI Disclosure Schedule;

            (j) incurred any liability (including, without limitation, any contingent liability with respect to the obligation of others), except in the ordinary course of business or in connection with the transactions contemplated by this Agreement, that would be required to be disclosed in financial statements prepared in accordance with GAAP;

            (k) permitted or allowed any of its property or assets to be subjected to any Encumbrance, except for purchase money security interests and liens of current taxes not yet due and payable;

            (l) made any capital expenditure or commitment for additions to property, plant or equipment in excess of $100,000, or $250,000 in the aggregate;

            (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of its Affiliates, officers, directors or stockholders or any Affiliate of any of the foregoing;

            (n) agreed to take any action described in this Section 3.8 or outside of the ordinary course of its business or that would constitute a breach of any of the representations or warranties of CVI contained this Agreement.

        3.9 Title and Related Matters.

            (a) CVI and each of the CVI Subsidiaries have good and marketable title to all their respective properties, interests in properties and assets, real and personal, reflected on the CVI May Balance Sheet or acquired after the date of such balance sheet (except properties, interests in properties and assets sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business), free and clear of all Encumbrances, except for purchase money security interests and the lien of current taxes not yet due and payable.

            (b) CVI and the CVI Subsidiaries own or lease all equipment and all other tangible assets and properties which are material to the conduct of their respective businesses as currently conducted. The CVI Disclosure Schedule includes a complete and accurate list describing and specifying the location of all of the equipment and other tangible assets and properties owned by CVI and the CVI Subsidiaries or used in their businesses and having an original cost in excess of $2,000. To the knowledge of CVI and the Indemnifying CVI Securityholders, all of such equipment and tangible assets and properties is in good operating condition and repair, subject to reasonable wear and tear.

            (c) The CVI Disclosure Schedule includes a complete and accurate list of each lease under which CVI or any CVI Subsidiary is the lessor, sublessor, lessee or sublessee of any equipment or other tangible assets or properties (including any related master leases) (the "CVI Equipment Leases"), describing each such lease and the type and location of the property which is the subject thereof. True and correct copies of all CVI Equipment Leases have been provided to counsel for Raytel. All CVI Equipment Leases are in full force and effect and valid, binding and enforceable in accordance with their terms.

            (d) Neither CVI nor any CVI Subsidiary owns any real property in fee simple. The CVI Disclosure Schedule includes a complete and accurate list of each real property lease under which CVI or any CVI Subsidiary is the lessee, sublessee or sublessor of any real property (including any related master leases) (the "CVI Real Property Leases"), describing each such lease and the location of the property which is the subject thereof. True and correct copies of all CVI Real Property Leases have been provided to counsel for Raytel. All CVI Real Property Leases are in full force and effect and valid, binding and enforceable in accordance with their terms.

        3.10 Proprietary Rights.

            (a) CVI and each of the CVI Subsidiaries own all right, title and interest in, to, under and with respect to, all intellectual property rights material to the conduct of their respective businesses, including without limitation, (i) patents, trademarks, service marks, copyrights and applications therefor and registrations thereof, and tradenames and trade styles, (ii) trade secrets (including without limitation know-how, facility layouts and designs, patient flow procedures, medical protocols, patient and customer lists, referring physician information, prospect lists, and business and marketing plans), and confidential and other proprietary information, and (iii) computer software and data material to the conduct of such businesses, including, without limitation, source and object codes, developer notes and documentation, manuals and other user materials, publishing rights with respect thereto and rights to derivations and modifications thereof, other than such software and data which is identified in the CVI Disclosure Schedule as being in the public domain (collectively, the "Proprietary Rights"), free and clear of all Encumbrances. The foregoing representation as it relates to Third Party Technology is limited to the interest of CVI and of a CVI Subsidiary pursuant to the Third Party Licenses, each of which is valid and enforceable and in full force and effect and which grant CVI or such CVI Subsidiary all such rights to Third Party Technology as are material to the conduct of its business.

            (b) The CVI Disclosure Schedule contains an accurate description of
(i) all patents, trademarks, service marks, tradenames, and registered copyrights owned by CVI and the CVI Subsidiaries, all applications and registration statements therefor, and a list of all licenses and other agreements relating thereto, and (ii) all licenses and other agreements with third parties (the "Third Party Licenses") relating to any patents, copyrights, technology, software, know-how, processes, trade secrets, trademarks, service marks, tradenames or other proprietary rights that CVI or any CVI Subsidiary is licensed or otherwise authorized by such third parties to use (such proprietary rights being collectively referred to as the "Third Party Technology").

            (c) No claim has been asserted against CVI or any CVI Subsidiary (and to the Knowledge of CVI and the Indemnifying CVI Securityholders there are no claims that are likely to be asserted) by any person challenging the use by CVI or any CVI Subsidiary of any patent, trademark, service mark, tradename, copyright, trade secret, software, technology, know-how or process used by CVI or any CVI Subsidiary (including without limitation the Third Party Technology) or challenging or questioning the validity or effectiveness of any license or agreement relating thereto (including without limitation any Third Party License).

            (d) No use by CVI or any CVI Subsidiary of any of the Proprietary Rights in its business as currently conducted infringes on the rights of, constitutes misappropriation of, or in any way involves unfair competition with respect to, any proprietary information or intangible property right of any third party, including without limitation any patent, trade secret, copyright, trademark, service mark or tradename.

            (e) To the Knowledge of CVI and the Indemnifying CVI Securityholders, no employee of CVI or any CVI Subsidiary is in violation of any term of any employment contract, non-disclosure agreement or any other contract or agreement relating to the relationship of such employee with CVI or such CVI Subsidiary or, to the Knowledge of CVI and the Indemnifying CVI Securityholders, any other party.

            (f) Each current employee of CVI or any CVI Subsidiary (including consultants and independent contractors, if any) listed in Section 3.18 of the CVI Disclosure Schedule has executed and delivered to CVI an agreement containing confidentiality and non-disclosure provisions in the form previously provided to counsel for Raytel. To the Knowledge of CVI and the Indemnifying CVI Securityholders, neither the execution and delivery of any such agreement by any such person, nor the carrying on by any such person or any other person as an employee, consultant or independent contractor, as the case may be, of the business of CVI or any of the CVI Subsidiaries as currently conducted and as currently anticipated to be conducted has conflicted or will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons is obligated.

        3.11 Employee Benefit Plans.

            (a) CVI has established the Cardiovascular Ventures, Inc. 401(k) Profit Sharing Plan (the "CVI 401(k) Plan"). The CVI 401(k) Plan has been duly adopted by CVI and each of the CVI Subsidiaries. The CVI Plan, with respect to CVI and each CVI Subsidiary, is, and at all times since its inception has been, a qualified plan under Section 401(a) of the Code. The CVI 401(k) Plan has been administered by CVI in all material respects in accordance with the terms thereof. All employee salary deferral contributions made pursuant to the CVI 401(k) Plan have been transferred to the trust established pursuant to the CVI 401(k) Plan in accordance with the applicable law and regulations except those awaiting deposit in the normal course of business.

            (b) Neither CVI nor any CVI Subsidiary is a party to, participates in or is obligated to contribute to any "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA. Except for the CVI 401(k) Plan, neither CVI nor any CVI Subsidiary is a party to, participates in or is obligated to contribute to any "employee pension benefit plan," as such term is defined in Section 3(2) of ERISA, including, without limitation, any pension, profit-sharing, retirement, savings, bonus, thrift or stock bonus plan. In addition, neither CVI nor any CVI Subsidiary is a party to, participates in or is obligated to contribute to any other deferred compensation, incentive, vacation, severance pay, group insurance, stock option or other stock-related employee benefit, or other plan (whether or not written) or arrangement or understanding of any kind whatsoever providing any material employee benefits for any or all of the current or former employees or agents of CVI or any CVI Subsidiary.

            (c) Except for the CVI 401(k) Plan, there are no "employee pension benefit plans," as defined in Section 3(2) of ERISA, (i) in respect of which CVI or any CVI Subsidiary is an "employer" or a "substantial employer," as defined in Sections 3(5) and 4001(a)(2), respectively, of ERISA, (ii) with respect to which CVI or any CVI Subsidiary is a "party in interest" within the meaning of
Section 3(14) of ERISA, or (iii) with respect to which CVI or any CVI Subsidiary is assuming any liability or will be liable to make contributions to or for the payment of benefits. Neither CVI nor any CVI Subsidiary is a party to, and none of its operations is or has ever been covered by, (i) any "multi-employer plan" as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA, or (ii) other pension or retirement payment arrangement, whether or not written, involving a past or unfunded future cost to CVI or any CVI Subsidiary, whether or not such plan or arrangement is covered by ERISA.

        3.12 Bank Accounts. The CVI Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations, and other financial institutions at which CVI and each CVI Subsidiary maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

        3.13 Contracts.

            (a) The CVI Disclosure Schedule contains a complete and accurate list of each contract, agreement or obligation, written or oral, to which CVI or any CVI Subsidiary is a party:

                       (i) that calls for any fixed and/or contingent payment or expenditure or any related Series of fixed and/or contingent payments or expenditures by or to CVI or any CVI Subsidiary totaling more than $25,000 in any calendar year;

                       (ii) that involves the relationship between CVI or any wholly-owned CVI Subsidiary and any majority-owned CVI Subsidiary (other than CVI Equipment Leases and CVI Real Property Leases);

                       (iii) with cardiologists, cardiology groups, hospitals, referring physicians and third-party payors;

                       (iv) with agents, advisors, sales representatives, distributors, independent contractors or consultants that are not cancelable by it on no more than 30 days' notice and without liability, penalty or premium;

                       (v) that restricts CVI or any CVI Subsidiary from carrying on anywhere in the world its business or any portion thereof as currently conducted;

                       (vi) to provide funds to or to make any investment in any other person or entity (in the form of a loan, capital contribution or otherwise);

                       (vii) for the sale, license or other disposition of any of its properties or assets, except for transactions entered into in the ordinary course of business;

                       (viii) with respect to obligations as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person or entity; or

                       (ix) for any borrowing, line of credit, standby financing, revolving credit or other similar financing arrangement.

            (b) To the Knowledge of CVI and the Indemnifying CVI
Securityholders, no party to any such contract, agreement or obligation intends to cancel, withdraw, modify or amend such contract, agreement or obligation.

            (c) Except for the contracts, agreements and obligations referred to in Section 3.13(a), the CVI Equipment Leases and the CVI Real Property Leases, neither CVI nor any CVI Subsidiary is a party to or bound by the terms of any contract, agreement or obligation in any material way affecting its business.

            (d) Neither CVI nor any CVI Subsidiary is in default under or in breach or violation of, nor is there any valid basis for any claim of default by CVI or any CVI Subsidiary under, or breach or violation by CVI or any CVI Subsidiary of, any contract, agreement or obligation to which CVI or any CVI Subsidiary is a party or by which it or any of its properties or assets is bound or affected and which in any material way affects its business. To the Knowledge of CVI and the Indemnifying CVI Securityholders, no other party is in default under or in breach or violation of, nor, to the Knowledge of CVI and the Indemnifying CVI Securityholders, is there any valid basis for any claim of default by any other party under, or any breach or violation by any other party of, any contract, agreement or obligation to which CVI or any CVI Subsidiary is a party or by which any of its properties or assets is bound or affected.

            (e) To the Knowledge of CVI and the Indemnifying CVI Securityholders, there are no material unresolved claims or disputes between CVI or any CVI Subsidiary and any of its vendors, distributors, representations or customers including, without limitation, cardiologists, cardiology groups, hospitals, referring physicians and third-party payors, and none of such persons has advised CVI of its intention to cease doing business with CVI or any CVI Subsidiary or modify the terms under which it conducts, such business as a result of the transactions contemplated hereby or otherwise.

        3.14 Compliance with Law. CVI and each CVI Subsidiary possess all regulatory consents, authorizations, approvals, licenses and permits required by Governmental Entities in connection with the conduct of all aspects of their respective businesses as presently conducted, including, without limitation, all required provider agreements and other permits and authorizations pertaining to Medicare and Medicaid reimbursement, except where the lack thereof would not, individually or in the aggregate, have a Material Adverse Effect on CVI. The operations of CVI and each CVI Subsidiary are currently being conducted in compliance with all such consents, authorizations, approvals, licenses and permits and with all applicable laws, regulations and other requirements of each Governmental Entity having jurisdiction over CVI or such CVI Subsidiary, including, without limitation, all laws and regulations pertaining to Medicare and Medicaid reimbursement, all federal and state laws, rules and regulations with regard to the prevention of fraud and abuse and prohibited kickbacks or payments for the referral of patients, including, but not limited to, the Medicare/Medicaid anti-kickback statutes (42 U.S.C. Section 1320 a-7b) and the regulations promulgated thereunder, the limitations on physician referrals contained in the federal statutes commonly referred to as Stark I and Stark II (42 U.S.C. Section 1395 nn) and the regulations promulgated thereunder, and the provisions of the Texas anti-kickback statutes (Section 161.091 of the Texas Health and Safety
Code) all applicable statutes and regulations governing the licensure of medical facilities and the medical personnel providing services at such facilities, all applicable federal and state laws, regulations and requirements with respect to proper maintenance of medical records, and all other laws, regulations and requirements relating to the provision of healthcare services and reimbursement for such services. Neither CVI nor any CVI Subsidiary has received any (i) notification of any asserted present or past failure by CVI or any CVI Subsidiary to comply with such laws, rules or regulations, (ii) written complaint, inquiry or request for information from any Governmental Entity relating thereto or (iii) claim, inquiry or request for information from any Governmental Entity, Medicare carrier, commercial carrier or other third party payor with regard to any overpayment or potential overpayment of any reimbursement, and, to the Knowledge of CVI and the CVI Indemnifying CVI Securityholders, there is no substantial basis for any of the foregoing.

        3.15 Labor Difficulties. To the Knowledge of CVI and the Indemnifying CVI Securityholders, neither CVI nor any CVI Subsidiary is engaged in any unfair labor practice or is in violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours. There is no unfair labor practice complaint against CVI pending, or to the Knowledge of CVI and the Indemnifying CVI Securityholders threatened, before the National Labor Relations Board. There is no strike, labor dispute, slowdown, or stoppage pending, or to the Knowledge of CVI and the Indemnifying CVI Securityholders threatened, against CVI or any CVI Subsidiary. To the Knowledge of CVI and the Indemnifying CVI Securityholders, no union representation question exists respecting the employees of CVI or any CVI Subsidiary, and to the Knowledge of CVI and the Indemnifying CVI Securityholders neither CVI nor any CVI Subsidiary is now or has ever been subject to any union organizing activities. Neither CVI nor any CVI Subsidiary is or has ever been subject to any collective bargaining or union agreement, obligation or commitment, written or oral, with respect to any of its employees or subject to any other agreement, obligation or commitment, written or oral, with any trade or labor union, employees' association or similar organization. Neither CVI nor any CVI Subsidiary has experienced any work stoppage or other labor difficulty. To the Knowledge of CVI and the Indemnifying CVI Securityholders, (i) the consummation of the transactions contemplated by the Transaction Documents will not have a material adverse effect on the relations of CVI or any CVI Subsidiary with their respective employees, and (ii) none of the employees of CVI or any of the CVI Subsidiaries intends to leave its employment, whether as a result of the transactions contemplated by this Agreement or otherwise.

        3.16 Trade Regulation. To the Knowledge of CVI and the Indemnifying CVI Securityholders, neither CVI nor any CVI Subsidiary has refused to deal with any customer or other third party for any reason that would constitute a violation of any applicable antitrust law. No claim has been asserted or threatened against CVI or any CVI Subsidiary with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and to the Knowledge of CVI and the Indemnifying CVI Securityholders no specific situation, set of facts, or occurrence provides any basis for any such claim.

        3.17   Certain Transactions.

            (a) No Affiliate or employee of CVI has any interest in (i) any material equipment or other property or asset, real or personal, tangible or intangible, including, without limitation, any of the Proprietary Rights, used in connection with or pertaining to the business of CVI or any CVI Subsidiary,
(ii) any creditor, supplier, customer, agent, representative, or distributor of CVI or any CVI Subsidiary, (iii) any entity that competes with CVI or any CVI Subsidiary, or with which CVI or any CVI Subsidiary is affiliated or has a business relationship, or (iv) any agreement, obligation or commitment, written or oral, to which CVI is a party; provided, however, that no Affiliate of CVI or other person shall be deemed to have such an interest solely by virtue of the ownership of less than 5% of the outstanding stock or debt securities of any publicly held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on The Nasdaq National Market.

            (b) Except as contemplated by this Agreement, neither CVI nor any CVI Subsidiary is a party to any (i) agreement with any officer or other employee of CVI (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving CVI in the nature of any of the transactions contemplated by this Agreement or the other Transaction Documents, (B) providing any term of employment or compensation guaranty, or (C) providing severance benefits or other benefits after the termination of employment of such officer or other employee regardless of the reason for such termination of employment, or (ii) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Other Transaction Documents or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Other Transaction Documents.

        3.18 Employees and Consultants. The CVI Disclosure Schedule lists all agreements with individual employees and consultants to which CVI or any CVI Subsidiary is a party. True, correct and complete copies of all such written agreements and written descriptions of all oral agreements have been delivered to counsel for Raytel. The CVI Disclosure Schedule lists the names of all employees of CVI or any CVI Subsidiary, together with their salaries or wages, other compensation and dates of employment and positions.

        3.19 Insurance. The CVI Disclosure Schedule contains a complete and accurate list of the insurance policies and other forms of insurance held by CVI and the CVI Subsidiaries. To the Knowledge of CVI and the Indemnifying CVI Securityholders, neither CVI nor any CVI Subsidiary has done anything, either by way of action or inaction, that would invalidate any such policy in whole or in part.

        3.20 Litigation. There is no action, proceeding, claim or investigation pending against CVI or any CVI Subsidiary or affecting any of their properties, assets or operations before any court or administrative agency, and, to the Knowledge of CVI and the Indemnifying CVI Securityholders, no such action, proceeding, claim or investigation is currently threatened. To the Knowledge of CVI and the Indemnifying CVI Securityholders, there is no substantial basis for any stockholder or former stockholder of CVI, or any other person, firm, corporation or entity, to assert a claim against CVI or Raytel based upon (i) ownership or rights to ownership of any securities of CVI, (ii) any rights of such person as a CVI Securityholder or (iii) any rights of such person under any agreement between CVI and any of its stockholders or former stockholders, or option holders or former option holders in their capacity as such. There is no judgment, decree, injunction, rule or order of any Governmental Entity outstanding against CVI or any CVI Subsidiary or, to the Knowledge of CVI and the Indemnifying CVI Securityholders, affecting any of their respective properties, assets or operations.

        3.21 Corporate Minutes, Etc. CVI has made available to counsel for Raytel true, correct and complete copies of (i) its minute book containing complete records of all proceedings, consents, actions, and meetings of its stockholders, Board of Directors and any committees thereof, (ii) all permits, orders, and consents issued by any Governmental Entity with respect to CVI, or any securities of CVI, and all applications for such permits, orders, and consents, and (iii) the stock certificate and transfer books and the stock register of CVI setting forth all issuances and transfers of any capital stock of CVI. The corporate minute books, stock certificate books, stock registers and other corporate records of CVI and the copies thereof provided to counsel for Raytel are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same.

        3.22 Compliance with Environmental Requirements. CVI and each CVI Subsidiary has obtained all permits, licenses and other authorizations required under federal, state and local laws relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes, except where the failure to obtain such permits, licenses or other authorizations would not, individually or in the aggregate, have a Material Adverse Effect on CVI. CVI and each CVI Subsidiary is in compliance with all terms and conditions of such permits, licenses and authorizations, except where non-compliance would not, individually or in the aggregate, have a Material Adverse Effect on CVI. To the Knowledge of CVI and the Indemnifying CVI Securityholders, there are no conditions, circumstances, activities, practices, incidents, or actions which are likely to form the basis of any claim, action, suit, proceeding, hearing or investigation against CVI or any CVI Subsidiary based on or related to the unlawful manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the unlawful emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic materials, substances or wastes.

        3.23 Brokers. Except for amounts payable to Raymond James & Co., as described in the CVI Disclosure Schedule, CVI is not obligated for the payment of fees or expenses of any broker, finder or other person in connection with the origination, negotiation or execution of this Agreement or any of the other Transaction Documents or in connection with any transaction contemplated hereby or thereby.

        3.24 CVI Options. The CVI Disclosure Schedule contains a list of all holders of CVI Options and the number of shares of CVI Common Stock subject to the CVI Options held by each optionee. All CVI Options that will be outstanding immediately prior to the Closing have been issued pursuant to option agreements, copies of which have previously been provided to counsel for Raytel.

        3.25 Disclosure. CVI has delivered to counsel for Raytel a true, complete and correct copy of each document required by this Article III to be delivered and has made available to counsel for Raytel a true, complete and correct copy of each other document referred to or listed in the CVI Disclosure Schedule.

        3.26 No Existing Discussions. As of the date hereof, CVI is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF CVI STOCKHOLDERS

        Except as set forth in the CVI Stockholder Disclosure Schedule, each CVI Stockholder severally and not jointly represents and warrants to Raytel as follows:

        4.1 Ownership of Stock; Authority.

            (a) Such CVI Stockholder has good and marketable title, free and clear of any and all Encumbrances, to all of the CVI Stock, CVI Options and CVI Warrants listed on Exhibit A hereto as being owned by such CVI Stockholder, and no other person has any ownership interest or security interest in, or claim on or to, any of such CVI Stock, such CVI Options or such CVI Warrants. Such CVI Stockholder has the full right, capacity, power and authority to transfer, convey and sell to Raytel at the Closing all such CVI Stock, and to cancel and terminate such CVI Options or CVI Warrants as contemplated herein, and, upon consummation of the purchase contemplated hereby, Raytel will acquire from such CVI Stockholder good and marketable title to such CVI Stock, free and clear of all covenants, conditions, restrictions, voting trust arrangements, Encumbrances, options and adverse claims or rights whatsoever.

            (b) Such CVI Stockholder has all requisite power, capacity and authority to execute and deliver the Transaction Documents to which such CVI Stockholder is a party and to perform such CVI Stockholder's obligations under such Transaction Documents. Such Transaction Documents have been (or in the case of the Transaction Documents to be entered into on the Closing Date, shall be when delivered) duly and validly executed and delivered by such

CVI Stockholder, and each constitutes (or, in the case of the Transaction Documents to be entered into on the Closing Date, shall constitute) a legal, valid and binding obligation of such CVI Stockholder, enforceable against such CVI Stockholder in accordance with its terms.

        4.2 Absence of Violation or Conflicts. Neither the execution and delivery by such CVI Stockholder of any or all of the Transaction Documents to which such CVI Stockholder is a party, nor the consummation by such CVI Stockholder of the transactions contemplated hereby or thereby, will conflict with, or result in any violation of or default under, or result in the imposition of any Encumbrance upon any of the CVI Stock, CVI Options or CVI Warrants owned by such CVI Stockholder, or give rise to a right of termination, cancellation or acceleration of any obligation, or any right of first refusal or first option or to the loss of a benefit under, (i) any provision of the Certificate of Incorporation or By-Laws or other charter documents of such CVI Stockholder, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, partnership agreement or other agreement, instrument, permit, concession, franchise or license to which such CVI Stockholder is a party or by which it or any properties or assets of such CVI Stockholder is bound or affected, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such CVI Stockholder or any properties or assets of such CVI Stockholder. The consummation of the Acquisition, the transfer to Raytel of all CVI Stock owned by such CVI Stockholder and the cancellation and termination of all CVI Options or CVI Warrants owned by such CVI Stockholder will not require any notice, consent or waiver of any third party.

        4.3 Investment Representations. With respect to any Raytel Shares to be issued to and acquired by such CVI Stockholder hereunder:

            (a) Such CVI Stockholder will be acquiring Raytel Shares to be issued to such CVI Stockholder for such CVI Stockholder's own account for investment only, and not with a view to, or for sale in connection with, any distribution of such Raytel Shares in violation of the Securities Act or any rule or regulation under the Securities Act or any state or foreign securities law.

            (b) Such CVI Stockholder has had adequate opportunity to obtain from representatives of Raytel such information, in addition to the representations set forth in this Agreement, as is necessary to evaluate the merits and risks of the investment by such CVI Stockholder in Raytel.

            (c) Such CVI Stockholder has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of Raytel Shares to be issued to such CVI Stockholder and to make an informed investment decision with respect to such investment.

            (d) Such CVI Stockholder understands that the Raytel Shares, if and when issued, will not have been registered under the Securities Act and will be "restricted securities" within the meaning of Rule 144 under the Securities Act; and Raytel Shares will not be eligible to be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.

            (e) A legend substantially in the following form will be placed on the certificate representing any Raytel Shares which may be issued to such CVI
Stockholder:

               "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required."

        4.4 Accredited Investor. If such CVI Stockholder is receiving Raytel Shares, such CVI Stockholder is an Accredited Investor within the definition of Rule 501(a) under the Securities Act.

        4.5 Absence of Claims Against CVI. Except as disclosed in the CVI Stockholder Disclosure Schedule, such CVI Stockholder has no claim against CVI or any of its Subsidiaries or Affiliates, except for accrued compensation and benefits and the reimbursement of expenses incurred in the ordinary course of business. Such CVI Stockholder has no right, claim or interest in or to any stock or equity ownership interest in CVI other than those referred to in
Section 4.1, and such CVI Stockholder has no right, claim or interest in or to any of the Proprietary Rights.

        4.6 Litigation. There is no action, proceeding, claim or investigation pending or, to such CVI Stockholder's knowledge threatened, against such CVI Stockholder relating to such CVI Stockholder's ownership of CVI Stock before any Governmental Entity.

        4.7 No Brokers. Such CVI Stockholder is not obligated for the payment of fees or expenses of any broker or finder in connection with the origination, negotiation or execution of this Agreement or any of the Transaction Documents or in connection with any transaction contemplated hereby or thereby.

                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF RAYTEL

        Raytel represents and warrants to CVI that:

        5.1 Organization and Good Standing. Raytel is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its businesses as now conducted. Raytel is duly qualified and licensed to do business and in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or licensing necessary, except where the lack of such qualification or licensing would not have a Material Adverse Effect on Raytel.

        5.2 Raytel Capitalization.

            (a) The authorized capital stock of Raytel consists of 20,000,000 shares of Raytel Common Stock and 2,000,000 shares of Raytel Preferred Stock. As of June 30, 1997, 8,402,227 shares of Raytel Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable. As of the date of this Agreement, none of the shares of Raytel Preferred Stock are issued or outstanding. As of June 30, 1997, Raytel had reserved for issuance approximately 1,728,000 shares of Raytel Common Stock issuable upon the exercise of stock options granted and outstanding under Raytel's stock option plans and rights outstanding under Raytel's Employee Stock Purchase Plan. No material change in such capitalization has occurred between June 30, 1997 and the date of this Agreement.

            (b) Except for the foregoing, there are no outstanding rights, options, warrants, conversion rights or other agreements for the purchase or acquisition from Raytel of any shares of its capital stock or securities convertible into or exchangeable for any shares of such capital stock.

            (c) The shares of Raytel Common Stock to be issued in the Acquisition, when issued, will be duly authorized, validly issued, fully paid and nonassessable.

        5.3 Power, Authorization and Validity.

            (a) Raytel has all requisite corporate right, power, legal capacity and authority to execute and deliver, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents to which it is or will be a party and to perform its obligations under each of them. The execution and delivery of, and the consummation of the transactions contemplated by, this Agreement and each of the other Transaction Documents to which Raytel is or will be a party has been duly and validly approved and authorized by its Board of Directors and all other necessary corporate action.

            (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Raytel in connection with the execution and delivery of, and the consummation by it of the transactions contemplated by, this Agreement or any of the other Transaction Documents to which it is or will be a party.

            (c) This Agreement and each of the other Transaction Documents to which Raytel is or will be a party has been, or upon its execution and delivery by Raytel will have been, duly executed and delivered by it and constitutes or will constitute upon its execution and delivery, a valid and binding obligation of Raytel, enforceable in accordance with its terms.

            (d) The Raytel Shares will be duly and validly issued, fully paid and nonassessable.

        5.4 Absence of Violations or Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or result in a breach or violation of, any provision of the Certificate of Incorporation or By-Laws of Raytel, as currently in effect, any material instrument or contract to which Raytel is a party or by which it is bound, or any federal, state or local judgment, writ, decree, order, statute, rule or regulation applicable to it.

        5.5 SEC Filings; Financial Statements.

            (a) Raytel has filed and made available to CVI all forms, reports and documents required to be filed by Raytel with the SEC since December 31, 1995 other than registration statements on Form S-8 (collectively, the "Raytel SEC Reports"). The Raytel SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Raytel SEC Reports or necessary in order to make the statements in such Raytel SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Raytel's Subsidiaries is required to file any forms, reports or other documents with the SEC.

            (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Raytel SEC Reports, including any Raytel SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and presented fairly or will present fairly, in all material respects, the consolidated financial position of Raytel and its Subsidiaries as of the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited consolidated balance sheet of Raytel as of March 31, 1997 is referred to herein as the "Raytel Balance Sheet."

            (c) Except as disclosed in the Raytel SEC Reports, Raytel and its Subsidiaries do not have any liabilities, either accrued or contingent, and whether due or to become due, which individually or in the aggregate would be reasonably likely to have a Material Adverse Effect on Raytel, other than (i) liabilities reflected or provided for on the Raytel Balance Sheet, (ii) liabilities specifically described in this Agreement, (iii) normal or recurring liabilities incurred since March 31, 1997 in the ordinary course of business consistent with past practices, and (iv) liabilities not required by GAAP to be reflected on a balance sheet.

        5.6 Absence of Certain Changes or Events. Since March 31, 1997, Raytel has conducted its business in the ordinary course and in a manner consistent with past practices and, since such date, except as disclosed in the Raytel SEC Reports, Raytel has not suffered any event or occurrence that has had a Material Adverse Effect on Raytel.

        5.7 Brokers. Except for financial advisory fees payable to Vector Securities International, Inc., Raytel is not obligated for the payment of fees or expenses of any broker or finder in connection with the origination, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

                                   ARTICLE VI
                                COVENANTS OF CVI

        CVI covenants to and agrees with Raytel as follows:

        6.1 Advice of Changes. CVI will promptly notify Raytel in writing of (i) any event occurring subsequent to the date of this Agreement that would render any representation or warranty of CVI contained in this Agreement or any of the other Transaction Documents, if made on or as of the date of that event or the Closing Date, untrue or inaccurate in any material respect and (ii) any material adverse change in the business, assets, financial condition or results of operations of CVI or any of the CVI Subsidiaries.

        6.2 Conduct of Business. During the period from the date of this Agreement to the Closing, CVI will (and shall cause the CVI Subsidiaries to) conduct its business in the usual and ordinary course of business in accordance with past practices. During such period, CVI will use commercially reasonable efforts to maintain and preserve intact (i) the business organization, rights and privileges pertinent to its business, (ii) CVI's credit arrangements with banks, other financial institutions and its creditors, and (iii) CVI's relationships with its directors, officers, employees, consultants, independent contractors, licensors, suppliers, distributors and other customers and all others with whom it deals, all in accordance with its usual and ordinary course of business. Except as expressly contemplated by this Agreement, CVI shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of Raytel:

            (a) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock or partnership interests, (other than distributions by the CVI Subsidiaries in the ordinary course of business consistent with past practice), or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or partnership interests, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or partnership interests except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

            (b) Issue, deliver or sell or authorize the issuance, delivery or sale of, any shares of its capital stock or partnership interests or securities convertible into shares of its capital stock or partnership interests, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such securities, other than the issuance of shares of CVI Common Stock upon the exercise of CVI Options and CVI Warrants outstanding as of the date of this Agreement;

            (c) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets other than in the ordinary course of business;

            (d) Sell, lease, license or otherwise dispose of or encumber any of its properties or assets except for transactions entered into in the ordinary course of business;

            (e) Take any action to (i) increase the compensation payable or to become payable to any of its officers or employees, (ii) grant any severance or termination pay to, or enter into any employment or severance agreements with, any of its officer or employees, (iii) enter into any collective bargaining agreement, or (iv) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

            (f) Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

            (g) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit consistent with past practice;

            (h) Amend or propose to amend its Certificate of Incorporation or Bylaws, except as contemplated by this Agreement;

            (i) Incur or commit to incur any individual capital expenditure in excess of $100,000 or aggregate capital expenditures in excess of $250,000;

            (j) Amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business;

            (k) Waive or release any material right or claim, except in the ordinary course of business;

            (l) Initiate any litigation or arbitration proceeding;

            (m) Adopt any change in its accounting methods;

            (n) Make or change any tax election, file any tax return, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, or take any other action or omit to take any action, if any such election, adoption or omission would have the effect of increasing the tax liability of CVI or Raytel; or

            (o) Agree to take any of the actions described in subsections (a) through (n) above or any other action which is reasonably likely to make any of CVI's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made or as of the Closing.

        6.3 Risk of Loss. Until the Closing, all risk of loss, damage or destruction to CVI's properties or assets shall be borne by CVI.

        6.4 Access to Information. Until the Closing, CVI will allow Raytel and its agents free access upon reasonable notice and during normal working hours to the files, books, records, and offices of CVI and the CVI Subsidiaries, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, Proprietary Rights, personal property and financial condition. Until the Closing, CVI shall cause its accountants to cooperate with Raytel and its agents in making available all financial information reasonably requested, including, without limitation, the right to examine all working papers pertaining to CVI in the possession, custody or control of such accountants, subject to the execution by Raytel of a customary agreement with such accountants with respect to the use of such working papers.

        6.5 Regulatory Approvals. Prior to the Closing, CVI will execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity that may be reasonably required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. CVI will use its best efforts to obtain or, as applicable, to assist Raytel in obtaining all such authorizations, approvals and consents.

        6.6 Satisfaction of Conditions Precedent. CVI will use its best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Sections 10.1 and 10.2 and to cause the Acquisition and the other transactions contemplated by this Agreement and the other Transaction Documents to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

        6.7 No Solicitation.

            (a) During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Closing, CVI shall not, directly or indirectly, through any officer, director, employee, representative or agent, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving CVI or any of the CVI Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal.

            (b) CVI shall notify Raytel no later than 24 hours after receipt by CVI (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of CVI by any person or entity that informs CVI that it is considering making, or has made, an Acquisition Proposal. Such


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


notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

        6.8 CVI 1997 Audited Financials. CVI will cause audits to be conducted of CVI's consolidated financial statements and the financial statements of each CVI Venture for the fiscal year ended June 30, 1997 and, as promptly as practicable following the date of this Agreement, shall deliver to Raytel (i) CVI's consolidated balance sheet as of June 30, 1997 and its consolidated statements of revenues and expenses, stockholders' equity and cash flows for the fiscal year then ended, and (ii) the balance sheet of each CVI Venture as of June 30, 1997 and their respective statements of revenues and expenses, partners' capital and cash flows for the fiscal years then ended, in each case audited and reported upon by Deloitte & Touche LLP, independent certified public accountants (the "CVI 1997 Audited Financials"). The CVI 1997 Audited Financials will be prepared using the same accounting policies and procedures as used in preparing the CVI Financial Statements in prior years.

                                   ARTICLE VII
                          COVENANTS OF CVI STOCKHOLDERS

        Each of the CVI Stockholders covenants and agrees with Raytel as follows:

        7.1 Advice of Changes. Such CVI Stockholder shall promptly notify Raytel in writing of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of such CVI Stockholder contained in this Agreement or any of the other Transaction Documents, if made on or as of the date of that event or the Closing Date, untrue or inaccurate in any material respect.

        7.2 Regulatory Approvals. Prior to the Closing, such CVI Stockholder will execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity that may be reasonably required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. Such CVI Stockholder will use its best efforts to assist CVI and Raytel in obtaining all such authorizations, approvals and consents.

        7.3 Satisfaction of Conditions Precedent. Such CVI Stockholder will use its best efforts to assist CVI in satisfying the conditions precedent that are set forth in Section 10.1 and 10.2 and to cause the transactions contemplated by this Agreement and the other Transaction Documents to be consummated.

        7.4 Disposition of Securities; Solicitation; Voting; Etc. From and after the date hereof, and unless this Agreement is terminated in accordance with
Article XI, such CVI Stockholder shall:

            (a) not transfer, sell or assign to any person or entity, or agree in any manner to transfer, sell or assign to any person or entity, or pledge, encumber, deposit into a voting trust or grant a proxy with respect to any of the CVI Stock or CVI Vested Options (or any interest therein) currently or hereafter owned or controlled by such CVI Stockholder without the prior written consent of Raytel;

            (b) not solicit or enter into any agreement or arrangement with any person or entity with respect to any transfer, sale or assignment of any CVI Stock or CVI Vested Options (or any interest therein), except transfers, sales or assignments specifically contemplated by this Agreement; and

            (c) vote the shares of CVI Stock currently or hereafter owned or controlled by such CVI Stockholder against any merger or acquisition other than the Acquisition, or any consolidation, sale of stock or assets, reorganization, recapitalization, liquidation or winding up of or other business combination involving CVI in any case, at every meeting of stockholders of CVI called therefor and at every adjournment or postponement thereof (or in connection with any written consent in lieu of a meeting relating to any such transaction).

        7.5 Other Negotiations. During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Closing, such CVI Stockholder shall not (i) solicit, initiate or encourage any Acquisition Proposal, (ii) engage in negotiation or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal.

                                  ARTICLE VIII
                               COVENANTS OF RAYTEL

        Raytel hereby covenants and agrees with CVI and the CVI Stockholders as follows:

        8.1 Advice of Changes. Raytel will promptly notify CVI in writing of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Raytel contained in this Agreement or any of the other Transaction Documents, if made on or as of the date of that event or the Closing Date, untrue or inaccurate in any material respect.

        8.2 Regulatory Approvals. Prior to the Closing, Raytel will execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity that may be reasonably required in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents. Raytel will use its best efforts to obtain, or, as applicable, to assist CVI in obtaining all such authorizations, approvals and consents.

        8.3 Satisfaction of Conditions Precedent. Raytel will use its best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Sections 10.1 and 10.3, and to cause the Acquisition and the other transactions contemplated by this Agreement and the other Transaction Documents to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

        8.4 Reporting. Between the date hereof and the Closing, and for as long thereafter as the transfer of any of Raytel Shares is subject to compliance with Rule 144 under the Securities Act, Raytel shall: (a) file with the SEC in a timely manner all reports and other documents required to be filed by it under the Securities Act or the Exchange Act; and (b) so long as a CVI Stockholder owns any Raytel Shares, furnish to such CVI Stockholder, on request, such reports and documents so filed by Raytel as such CVI Stockholder may reasonably request in order to comply with any rule or regulation of the SEC that would permit the transfer of securities without registration under the Securities Act.

                                   ARTICLE IX
                              ADDITIONAL COVENANTS

        In addition to the foregoing, the parties covenant and agree as follows:

        9.1 Confidentiality. The parties acknowledge that the Confidentiality Agreement (between CVI and Raytel) is binding upon the parties hereto (including the CVI Stockholders to the same extent as if they were named as parties therein) and is in full force and effect. The terms of the Confidentiality Agreement are incorporated into this Agreement by this reference.

        9.2 Publicity. Neither CVI or any of the CVI Stockholders, on the one hand, nor Raytel, on the other, shall issue any press release or other public announcement or communication regarding the transactions contemplated by this Agreement without the prior approval of the other as to the content thereof, which approval shall not be unreasonably withheld; provided, however, that the foregoing shall not be deemed to prohibit any disclosure which, in the reasonable opinion of counsel for the disclosing party, is required by any applicable law or by any Governmental Entity. Any disclosure in violation of this Section 9.2 by either (i) Raytel, or (ii) CVI or the CVI Stockholders, shall be grounds for termination of this Agreement and the Transaction Documents by CVI or Raytel, respectively.

        9.3 Employment Matters. At Raytel's request, CVI will use commercially reasonable efforts to encourage any CVI employees designated by Raytel to continue in the employment of CVI after the Acquisition.

        9.4 Continuing Cooperation. In case at any time after the Closing any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest Raytel with full title to all properties, assets, rights, approvals, immunities and franchises of CVI, the CVI Stockholders and the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary action.

        9.5    CVI Advisory Council.

            (a) Promptly following the execution of this Agreement, the parties will establish a committee (the "CVI Advisory Council") consisting of one representative of Raytel and three representatives of CVI, each of whom will be a member of CVI's senior management. The initial representative of Raytel shall be Swapan Sen, and the initial representatives of CVI shall be Ralph Watts, Jack Thompson and David Wertheimer. Between the date hereof and the earlier to occur of the termination of this Agreement or the Closing, the CVI Advisory Council shall meet regularly and not less frequently than four times per month and shall be kept advised of significant issues known to CVI relating to the operations of CVI. Minutes of all meetings of the CVI Advisory Council shall be recorded and shall be subject to review and approval by the representatives of Raytel.

            (b) The Raytel member of the CVI Advisory Council shall have the opportunity to make recommendations regarding CVI operating matters, including the conduct of CVI's development and marketing activities. Notwithstanding the foregoing, except for those matters specified in Section 6.2 as to which Raytel's consent is required, all decisions relating to CVI operating matters shall continue to be made solely by CVI management, and neither Raytel nor its representative shall have either the authority to direct the management of CVI or any liability with respect to recommendations which they may make concerning such matters.

            (c) The approval by the CVI Advisory Council at any meeting thereof, with the affirmative vote of the Raytel representative after full disclosure of all material facts, of any action taken or omitted to be taken by CVI shall: (i) to the extent that such action would constitute or result in a breach of any representation or warranty of CVI contained in Article III, constitute a waiver of such breach; and (ii) to the extent that such action would constitute or result in a breach of any covenant contained in Section 6.2, or require Raytel's consent pursuant to Section 6.2, constitute such consent and a waiver of any such breach.

        9.6 Disclaimer of Obligations with Respect to Operation of the Towson Center. The parties acknowledge that payment of the Raytel Notes is contingent upon the continuing operation of the cardiac catheterization laboratory (the "Towson Center") operated by Heart Center of Towson, L.P., a Maryland limited partnership (the "Partnership"), a Subsidiary of CVI, during the 12-month period following the Closing and upon the ability of the Partnership to generate sufficient net cash flow to service certain existing Partnership debt during such period, of which there is no assurance. The parties acknowledge that the operation of the Towson Center (as well as all of the other facilities of CVI and the CVI Subsidiaries) following the Closing shall at all times be subject to the management control of Raytel and its Subsidiaries, and no provision of this Agreement or the Raytel Notes shall be construed as limiting such control in any manner whatsoever or imposing upon Raytel any obligation with respect to the ongoing operation of the Towson Center. Without limiting the generality of the foregoing, neither Raytel nor any of its Subsidiaries shall be required following the Closing to: (i) devote more resources to the operations of the Towson Center than is, in the opinion of Raytel's management, prudent; (ii) seek to maximize cash flow from the Towson Center; (iii) continue the operations of the Towson Center if, in its sole discretion, Raytel's management determines that it is not prudent to do so; or (iv) continue to maintain its present ownership interests in the Towson Center.

                                    ARTICLE X
                              CONDITIONS TO CLOSING

        10.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the Acquisition and the other transactions to be performed by such party at the Closing are, at the option of such party, subject to the satisfaction at or prior to the Closing of the following conditions:

            (a) No order shall have been entered, and not vacated, by a court or administrative agency of competent jurisdiction, in any action or proceeding which enjoins, restrains or prohibits the consummation of the Acquisition or any of the other transactions contemplated by this Agreement or the other Transaction Documents.

            (b) There shall be no action, suit or proceeding pending or threatened by any Governmental Entity or private party in which (i) an injunction is sought against the Acquisition or any of the other transactions contemplated by this Agreement or the other Transaction Documents or (ii) relief is or may be sought against any party hereto as a result of this Agreement and in which, in the good faith judgment of the Board of Directors of either CVI or Raytel (relying on the advice of their respective legal counsel), such Governmental Entity or private party has the probability of prevailing and such relief would have a material adverse effect upon such party.

            (c) All consents, waivers, permits, approvals or other authorizations of all Governmental Entities necessary in order to permit consummation of the Acquisition and the other transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained and effected.

            (d) The shares of Raytel Common Stock to be issued in the Acquisition shall have been approved for quotation on The Nasdaq National Market.

            (e) Raytel shall have received all permits and other authorizations required under state blue sky laws for the issuance of shares of Raytel Common Stock in the Acquisition.

        10.2 Conditions to Obligations of Raytel. The obligations of Raytel to effect the Acquisition and the other transactions to be performed by it at the Closing are, at the option of Raytel, subject to the satisfaction at or prior to the Closing of the following additional conditions:

            (a) All the representations and warranties of CVI, the Indemnifying CVI Securityholders and the CVI Stockholders set forth in this Agreement shall be true in all material respects as of the Closing Date with the same force and effect as if they had been made at the Closing, except for changes contemplated by this Agreement, and CVI shall have delivered to Raytel certificates to such effect dated the Closing Date and signed by the Chairman of the Board, President and Chief Financial Officer of CVI and the Indemnifying CVI Securityholders, respectively.

            (b) All of the terms, covenants and conditions of this Agreement to be complied with and performed by CVI, the Indemnifying CVI Securityholders and the CVI Stockholders at or prior to the Closing Date shall have been duly complied with and performed in all material respects, and CVI shall have delivered to Raytel certificates to such effect dated the Closing Date and signed by the Chairman of the Board, President and Chief Financial Officer of CVI and the Indemnifying CVI Securityholders, respectively.

            (c) There shall have been no material adverse change in the consolidated financial condition, results of operations, business or properties of CVI from May 31, 1997, through the Closing Date, other than changes disclosed in the CVI Disclosure Schedule.

            (d) Ralph Watts and Jack Thompson shall have executed and delivered to Raytel letter agreements clarifying their existing employment agreements, dated April 1, 1992 and September 6, 1994, respectively, to the effect that (i) they will be bound by the provisions of Sections 8 and 9 of such agreements for a period of 12 months following the termination of such agreements, (ii) said Sections 8 and 9 will apply to the prospects listed on Exhibit H hereto for a period of 12 months following the termination of such agreements and (iii) Raytel will cause the severance payments specified in each of such agreements to be paid in accordance with the terms of such agreement.

            (e) David Wertheimer, M.D. shall have executed and delivered to Raytel the Non-Competition Agreement.

            (f) Raytel shall be reasonably satisfied that the manager of each facility operated by CVI (other than such facility managers specified in the CVI Disclosure Schedule), all of the physicians employed at each such facility and not less than 60% of the other employees at each such facility are ready, willing and able to remain employed by CVI or Raytel after the Acquisition on terms reasonably satisfactory to Raytel.

            (g) All persons serving as directors or officers of CVI and each of the CVI Subsidiaries shall have resigned all such positions effective as of the Closing.

            (h) Raytel shall have received from McGlinchey Stafford, counsel for CVI, an opinion dated the Closing Date and substantially in the form of Exhibit F hereto.

            (i) Ralph Watts and Jack Thompson shall have sold to CVI all limited partnership units in the Heart Center of Central Louisiana, L.P. previously purchased by them for a purchase price of $10,000 per unit.

            (j) This Agreement shall have been executed and delivered by, and shall be in full force and effect with respect to, each CVI Stockholder.

            (k) Any and all consents from third parties to CVI's material contracts and other instruments required to allow the consummation of the Acquisition and the other transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained.

            (l) All CVI Stockholders shall have executed and delivered the Waivers.

            (m) The Escrow Agreement shall have been executed and delivered by the CVI Representatives.

            (n) Raytel shall have received from the CVI Stockholders all investment representations and other documents as it shall deem satisfactory to establish that the Raytel

Shares will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(2) thereof.

            (o) Each CVI Stockholder who holds CVI Options shall have executed and delivered to Raytel a CVI Stockholder Option Cancellation Agreement with respect to the cancellation of all such CVI Options.

            (p) Each CVI Stockholder who holds CVI Warrants shall have executed and delivered to Raytel a Warrant Cancellation Agreement with respect to the cancellation of all such CVI Warrants.

            (q) Each holder of CVI Vested Options who is not a CVI Stockholder shall have executed and delivered to Raytel a Non-Stockholder Option Cancellation Agreement with respect to the cancellation of all such CVI Vested Options, and all other CVI Options held by persons who are not CVI Stockholders shall have terminated or been cancelled prior to or upon the Closing.

            (r) Raytel shall have obtained the written agreement of DVI Financial Services, Inc. ("DVI") that all indebtedness of CVI and/or any CVI Subsidiary to DVI may be prepaid following the Closing on terms reasonably acceptable to Raytel.

        10.3 Conditions to Obligations of CVI and the CVI Stockholders. The obligations of CVI and the CVI Stockholders to effect the Acquisition and the other transactions to be performed by them at the Closing are, at the option of CVI and the CVI Representatives, subject to the satisfaction at or prior to the Closing of the following additional conditions:

            (a) All of the representations and warranties of Raytel set forth in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as if they had been made at the Closing, except for changes contemplated by this Agreement, and Raytel shall have delivered to CVI certificates to such effect dated the Closing Date and signed by their respective Chief Executive Officer and Chief Financial Officer.

            (b) All of the terms, covenants and conditions of this Agreement to be complied with and performed by Raytel at or prior to the Closing shall have been duly complied with and performed in all material respects, and Raytel shall have delivered to CVI certificates to such effect dated the Closing Date and signed by their respective Chief Executive Officer and Chief Financial Officer.

            (c) CVI shall have received from Gray Cary Ware & Freidenrich, A Professional Corporation, counsel for Raytel, an opinion, dated the Closing Date and substantially in the form of Exhibit G hereto.

            (d) The Escrow Agreement shall have been executed and delivered by Raytel and the Escrow Agent.

                                   ARTICLE XI
                  TERMINATION AND AMENDMENT; FEES AND EXPENSES

        11.1 Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 11.1(b) through 11.1(g), by written notice by the terminating party to the other party):

            (a) by the mutual written consent of Raytel and CVI;

            (b) by Raytel by giving notice to CVI and the CVI Stockholders, if the Acquisition shall not have been consummated by August 15, 1997 (unless the failure results primarily from a breach by Raytel of any representation, warranty or covenant contained in this Agreement);

            (c) by CVI and the Stockholder Representative, if the Acquisition shall not have been consummated by August 15, 1997 (unless the failure results primarily from a breach by CVI or the CVI Stockholders of any representation, warranty or covenant contained in this Agreement);

            (d) by either Raytel or CVI, if a court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition;

            (e) by Raytel, if (i) the Board of Directors of CVI shall have withdrawn or modified its approval of this Agreement or the Acquisition in a manner adverse to Raytel or shall have resolved or publicly announced or disclosed to any third party its intention to do any of the foregoing; (ii) CVI or any of the CVI Stockholders shall have breached any covenant or agreement contained in Sections 6.7 or 7.5, or (iii) an unsolicited Acquisition Proposal shall have been made by any person or persons (other than Raytel and its Affiliates), and the Board of Directors of CVI shall have recommended such Acquisition Proposal to the stockholders of CVI or shall have resolved or publicly announced or disclosed to any third party its intention to recommend or support such Acquisition Proposal;

            (f) by Raytel, if a material breach of any representation, warranty, covenant or agreement on the part of CVI or any CVI Stockholder shall have occurred and such breach is not capable of being cured or, if capable of being cured, shall not have been cured within 10 business days following delivery of notice of such breach by Raytel; or

            (g) by CVI, if a material breach of any representation, warranty, covenant or agreement on the part of Raytel set forth in this Agreement shall have occurred and such breach is not capable of being cured or, if capable of being cured, shall not have been cured within 10 days following delivery of notice of such breach by CVI.

        11.2 Effect of Termination by CVI. In the event of termination of this Agreement pursuant to Section 11.1, there shall be no liability or obligation on the part of Raytel, CVI or their respective officers, directors, shareholders or Affiliates, except as set forth in Section 11.3 and further except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 11.3 of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

        11.3   Fees and Expenses.

            (a) Except as set forth in this Section 11.3, the parties shall each pay their own legal, accounting and financial advisory fees and other out-of-pocket expenses incurred incident to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated. In the event that the Acquisition is consummated, all legal, accounting and financial advisory fees and expenses and other out-of-pocket expenses incurred by CVI incident to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated, including any cash bonus or payment made to Ralph Watts or Jack Thompson contingent upon consummation of the Acquisition, shall be borne by the CVI Securityholders (or, at the election of Raytel in its sole discretion, by Raytel in which case the Total Acquisition Consideration shall be reduced by an equivalent amount); provided, however, that CVI shall submit to Raytel a schedule of all such fees and expenses to be incurred through the Closing not later than two business days prior to the Closing for purposes of adjusting the amount of the Total Acquisition Consideration by the amount thereof.

            (b) If this Agreement is terminated by Raytel pursuant to Section 11.1(e) and if prior to 12 months from the date of this Agreement, CVI consummates, or enters into a definitive agreement to consummate, an Alternative Transaction, CVI shall pay to Raytel a fee of $2,300,000 (the "Termination Fee") at or prior to the consummation of such Alternative Transaction, or on or before the effective date of such definitive agreement, whichever is earlier.

            (c) As used in this Agreement, an "Alternative Transaction" means
(i) a transaction or Series of transactions pursuant to which any person or group (as such term is defined under the Exchange Act) other than Raytel, or any Affiliate thereof, (a "Third Party") acquires or would acquire (upon completion of such transaction or series of transactions) shares (or securities exercisable for or convertible into shares) representing more than 40% of the outstanding shares of CVI's voting securities, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation, share exchange or other business combination involving CVI or any CVI Subsidiary, if, upon consummation of such merger, consolidation share exchange or other business combination such Third Party owns or would own more than 40% of the outstanding equity securities of CVI or any CVI Subsidiary or the entity surviving such merger or business combination or resulting from such consolidation, (iii) any other transaction or series of transactions pursuant to which any Third Party acquires or would acquire (upon completion of such transaction or series of transactions) control of assets of CVI or any CVI Subsidiary (including, for this purpose, outstanding equity securities of Subsidiaries of such party) having a fair market value equal to more than 40% of the fair market value of all the consolidated assets of CVI immediately prior to such transaction or series of transactions, or (iv) any transaction or series of transactions pursuant to which any Third Party acquires or would acquire (upon completion of such transaction or series of transactions) control of the Board of Directors of CVI or by which nominees of any Third Party are (or would be) elected or appointed to a majority of the seats on the Board of Directors of CVI.

            (d) If CVI fails to promptly pay to Raytel any Termination Fee due hereunder, CVI shall pay the costs and expenses (including reasonable documented legal fees and expenses) incurred by Raytel in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment thereof, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

                                   ARTICLE XII
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

        12.1 Survival of Representations and Warranties. If the Acquisition occurs, (i) all of the representations and warranties contained in Article IV shall survive the Closing Date and (ii) all of the representations and warranties contained in Article III shall survive the Closing Date for a period of one year.

        12.2 Indemnification by the Indemnifying CVI Securityholders.

            (a) Subject to the terms and conditions contained herein, each of the CVI Securityholders identified on Exhibit A as Indemnifying CVI Securityholders (the "Indemnifying CVI Securityholders") agrees, jointly and severally, to indemnify, defend and hold harmless Raytel, its stockholders, officers, directors, employees and attorneys, all Subsidiaries and Affiliates of Raytel, and the respective officers, directors, employees and attorneys of such entities (all such persons and entities being collectively referred to as the "Raytel Group") from, against, for and in respect of (i) any and all losses, damages, costs and expenses (including reasonable legal fees and expenses) which any member of the Raytel Group may sustain or incur which are caused by or arise out of (A) any inaccuracy in or breach of any of the representations, warranties or covenants made by CVI or the Indemnifying CVI Securityholders in this Agreement, including the CVI Disclosure Schedule (with the exception of the representations, warranties and covenants made by the CVI Stockholders in
Article IV and Article VII) or (B) any breach by the Indemnifying CVI Securityholders of their obligations under this Article XII (collectively, the "Raytel CVI-Related Losses") or (ii) any and all costs and expenses (including reasonable legal fees and expenses) incurred by Raytel, CVI or any Raytel Subsidiary in applying for and obtaining from the Internal Revenue Service a favorable determination letter with respect to the CVI 401(k) Plan and any taxes, fees and penalties payable in connection therewith (collectively, the "CVI 401(k) Expenses").

            (b) No Indemnifying CVI Securityholder shall be required to indemnify any member of the Raytel Group for any Raytel CVI-Related Losses until the aggregate amount of all Raytel CVI-Related Losses under all claims shall exceed $50,000 (the "Floor"); provided, however, that if the aggregate amount of Raytel CVI-Related Losses in respect of such claims exceeds the Floor, the Indemnifying CVI Securityholders shall indemnify such member or members of the Raytel Group for all such Raytel CVI-Related Losses (including the initial $50,000 in respect of such claims) subject to the further limitations set forth herein. Claims for

CVI 401(k) Expenses shall be neither subject to the Floor nor included as claims for purposes of determining whether the Floor has been exceeded.

            (c) The Indemnifying CVI Securityholders shall not be required to indemnify any member of the Raytel Group for Raytel CVI-Related Losses and/or CVI 401(k) Expenses in excess of an aggregate of $500,000 (the "Cap"); provided that the Cap shall not apply to Raytel CVI-Related Losses arising out of the breach of any representation or warranty contained in Section 3.1, 3.2, 3.3, 3.4, 3.5, 3.14, 3.20, 3.23 or 3.24.

            (d) All claims for indemnification under this Section 12.2 shall first be asserted against the Escrow Amount pursuant to the Escrow Agreement. No such claims may be asserted against the Escrow Amount following the earlier of
(i) the date which is 60 days after the delivery to Raytel of the CVI 1997 Audited Financials or (ii) November 30, 1997.

            (e) The obligation of the Indemnifying CVI Securityholders to indemnify members of the Raytel Group for a Raytel CVI-Related Loss or CVI 401(k) Expenses under this Section 12.2 is subject to the condition that, during the term of the Escrow Agreement, the CVI Representatives shall have received a claim for such Raytel CVI-Related Loss or such CVI 401(k) Expenses and, thereafter, such Indemnifying CVI Securityholder shall have received a claim for such Raytel CVI-Related Loss prior to one year following the Closing Date.

            (f) The provisions of Sections 12.2(b), (c), (d) and (e) and 12.8 shall not limit, in any manner, any remedy at law or in equity to which any member of the Raytel Group shall be entitled against CVI or any Indemnifying CVI Securityholder as a result of fraud or intentional misrepresentation by CVI or any Indemnifying CVI Securityholder or any of their respective representatives or agents.

        12.3 Indemnification by the CVI Stockholders.

            (a) Subject to the terms and conditions contained herein, each of the CVI Stockholders agrees, severally and not jointly, to indemnify, defend and hold harmless Raytel and all other members of the Raytel Group from, against, for and in respect of any and all losses, damages, costs and expenses (including reasonable legal fees and expenses) which any member of the Raytel Group may sustain or incur which are caused by or arise out of any inaccuracy in or breach of any of the representations, warranties or covenants made by such CVI Stockholder in Article IV or Article VII (collectively, the "Raytel CVI Stockholder-Related Losses" and, together with the Raytel CVI-Related Losses and the CVI 401(k) Expenses, the "Raytel Losses").

            (b) No CVI Stockholder shall be required to indemnify any member of the Raytel Group for Raytel CVI Stockholder-Related Losses in excess of the value of the Total Acquisition Consideration received by such CVI Stockholder in the Acquisition.

            (c) The provisions of Section 12.3(b) shall not limit, in any manner, any remedy at law or in equity to which any member of the Raytel Group shall be entitled against any CVI Stockholder as a result of fraud or intentional misrepresentation by such CVI Stockholder or any of such CVI Stockholder's representatives or agents.

        12.4 Indemnification by Raytel.

            (a) Subject to the terms and conditions contained herein, Raytel agrees to indemnify, defend and hold harmless CVI and its officers, directors, employees and attorneys, all Subsidiaries and Affiliates of CVI, the CVI Stockholders and the respective officers, directors, employees and attorneys of such entities (all such persons and entities being collectively referred to as the "CVI Group") from and against all losses, damages, costs and expenses (including reasonable legal fees and expenses) which any member of the CVI Group may sustain or incur which are caused by or arise out of any inaccuracy in or breach of any of the representations, warranties or covenants made by Raytel in this Agreement (collectively, the "CVI Losses").

            (b) The obligation of Raytel to indemnify members of the CVI Group is subject to the condition that Raytel shall have received a claim for such CVI Loss prior to the expiration of one year following Closing Date.

            (c) The provisions of Section 12.4(b) shall not limit, in any manner, (i) any claim by any member of the CVI Group against Raytel for any breach of any covenant or agreement of Raytel to be performed by Raytel following the Closing; or (ii) any remedy at law or in equity to which any member of the CVI Group shall be entitled against Raytel as a result of fraud or intentional misrepresentation by Raytel or any of its representatives or agents.

        12.5 Procedures for Indemnification.

            (a) As used in this Article XII, the term "Indemnitor" means the party or parties against whom indemnification hereunder is sought, and the term "Indemnitee" means the party or parties seeking indemnification hereunder.

            (b) A claim for indemnification hereunder (an "Indemnification Claim") shall be made by Indemnitee by delivery of a written notice to Indemnitor (in the case of a Raytel CVI-Related Claim or CVI 401(k) Expenses, the notice shall be delivered to the CVI Representatives during the term of the Escrow Agreement and thereafter to the Indemnifying CVI Securityholders from whom indemnity is sought) requesting indemnification and specifying the basis on which indemnification is sought in reasonable detail (and shall include relevant documentation related to the Indemnification Claim), the amount of the asserted Raytel Losses or CVI Losses, as the case may be, and, in the case of a Third Party Claim (as defined in Section 12.6), containing (by attachment or otherwise) such other information as Indemnitee shall have concerning such Third Party Claim.

            (c) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 12.6 hereof shall be observed by Indemnitee and Indemnitor.

        12.6 Defense of Third Party Claims. Should any claim be made or any suit or proceeding instituted by a third party against Indemnitee which, if prosecuted successfully, would be a matter for which Indemnitee would be entitled to indemnification under this Article XII (a "Third Party Claim"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

            (a) Indemnitee shall give Indemnitor written notice of any such Third Party Claim promptly after receipt by Indemnitee of notice thereof, and Indemnitor will undertake control of the defense thereof by counsel of its own choosing reasonably acceptable to Indemnitee. Indemnitee may participate in the defense through its own counsel at its own expense. If Indemnitor fails or refuses to undertake the defense of such Third Party Claim within 15 days after written notice of such claim has been delivered to Indemnitor by Indemnitee, Indemnitee shall have the right to undertake the defense, compromise and, subject to Section 12.7, settlement of such Third Party Claim with counsel of its own choosing. In the circumstances described in the preceding sentence, Indemnitee shall, promptly upon its assumption of the defense of such Third Party Claim, make an Indemnification Claim as specified in Section 12.7(a) which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein. Failure of Indemnitee to furnish written notice to Indemnitor of a Third Party Claim shall not release Indemnitor from Indemnitor's obligations hereunder, except to the extent Indemnitor is prejudiced by such failure.

            (b) Indemnitee and Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of Indemnitee as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such claim.

        12.7 Settlement of Third Party Claims. Unless Indemnitor has failed to fulfill its obligations under this Article XII, no settlement by Indemnitee of a Third Party Claim shall be made without the prior written consent by or on behalf of Indemnitor, which consent shall not be unreasonably withheld or delayed. If Indemnitor has assumed the defense of a Third Party Claim as contemplated by Section 12.6(a), no settlement of such Third Party Claim may be made by Indemnitor without the prior written consent by or on behalf of Indemnitee, unless such settlement includes a complete release of all claims against Indemnitee. Upon any settlement of a Third Party Claim against a member of the Raytel Group in accordance with this Section 12.7, the parties shall instruct the Escrow Agent to release funds from escrow, to the extent available, to effect such settlement.

        12.8 Manner of Indemnification.

            (a) To provide a fund against which members of Raytel Group may assert claims of indemnification under this Article XII, the Escrow Amount shall be withheld and deposited into escrow pursuant to the Escrow Agreement pursuant to the provisions of Section 2.6. The Escrow Amount so deposited into escrow shall be held and distributed in accordance with the Escrow Agreement.

            (b) Claims for indemnification asserted against the Indemnifying CVI Securityholders with respect to Raytel CVI-Related Claims and CVI 401(k) Plan Expenses shall be made first in accordance with the Escrow Agreement until the termination of the Escrow Agreement, subject to the provisions of Section 12.2(e).

        12.9 CVI Representatives; Power of Attorney.

            (a) The CVI Representatives shall be appointed by and shall constitute the agents and attorneys-in-fact of each CVI Securityholder, for and on behalf of such CVI Securityholder: to execute the Escrow Agreement; to give and receive notices and communications thereunder; to authorize delivery to Raytel of funds from the escrow in satisfaction of claims by Raytel in respect to Raytel CVI-Related Losses; to object to such deliveries; to agree to, negotiate, enter into settlements and compromises of, and commence arbitration and comply with orders of courts and awards of arbitrators with respect to such claims which may be satisfied from the Escrow Amount; and to take all actions necessary or appropriate in the judgment of the CVI Representatives for the accomplishment of the foregoing. A CVI Representative may resign upon 30 days prior written notice to the parties to this Agreement, the other CVI Representatives and the Escrow Agent. Any CVI Representative may be replaced by the Indemnifying CVI Securityholders from time to time upon not less than five days prior written notice to Raytel and the Escrow Agent; provided that no CVI Representative may be replaced unless Indemnifying CVI Securityholders holding a majority in interest of the Escrow Amount agree to such replacement. In the event that any of the CVI Representatives dies, becomes unable to perform his responsibilities hereunder or resigns from such position, a majority in interest of the Indemnifying Securityholders shall select another representative to fill such vacancy and such substituted representative shall be deemed to be one of the CVI Representatives for all purposes of this Agreement. Any successor CVI Representatives shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original CVI Representatives, and the term "CVI Representatives" as used herein shall be deemed to include any successor CVI Representatives. No bond shall be required of the CVI Representatives, and the CVI Representatives shall receive no compensation for their services. During the term of the Escrow Agreement, notices or communications to or from the CVI Representatives shall constitute notice to or from each of the Indemnifying CVI Securityholders, as appropriate.

            (b) The CVI Representatives shall not be liable for their service in such capacity to Raytel or the Indemnifying CVI Securityholders for any act done or omitted hereunder as CVI Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be evidence of such good faith. The Indemnifying CVI Securityholders shall jointly and severally indemnify the CVI Representative and hold the CVI Representatives harmless against, any loss, liability or expense incurred without bad faith on the part of the CVI Representatives and arising out of or in connection with the acceptance or administration of the CVI Representatives' duties hereunder.

            (c) A decision, act, consent or instruction of or by both of the CVI Representatives then serving (or the sole CVI Representative, if only one CVI Representative shall then be in office) shall constitute the decision, act or consent or instruction of all the Indemnifying CVI Securityholders with respect to the Escrow Amount, and shall be final, valid, binding and conclusive upon each of the Indemnifying CVI Securityholders, and the Escrow Agent and Raytel may rely upon any decision, act, consent or instruction of the CVI Representatives as being the decision, act, consent or instruction of each and all of the Indemnifying CVI Securityholders with respect to the Escrow Amount. The Escrow Agent and Raytel are hereby relieved from any liability to any person for any acts done by them with respect to the Escrow Amount in accordance with such decision, act, consent or instruction of the CVI Representatives. Although the CVI Representatives shall not be obligated to obtain instructions from the Indemnifying CVI Securityholders prior to any decision, act, consent or instruction, if, and to the extent that, the CVI Representatives receives any written instructions from the Indemnifying CVI Securityholders holding a majority in interest of the Escrow Amount, the CVI Representatives shall comply with such instructions.

                                  ARTICLE XIII
                                   ARBITRATION

        13.1 Scope. The parties hereto agree that any claim, controversy, dispute or disagreement between or among any of the parties to this Agreement arising out of or relating to this Agreement (including, without limitation, any Indemnification Claim) or relating to the computation of principal and/or interest payable under any Raytel Note or the timing of such payment (a "Dispute") shall be governed exclusively by the terms and provisions of this
Article XIII; provided, however, that the terms and provisions of this Article XIII shall not preclude any party hereto from seeking, or a court of competent jurisdiction from granting, a temporary restraining order, temporary injunction or other equitable relief for any breach of (i) the Confidentiality Agreement or the Non-Competition Agreement or (ii) any other duty, obligation, covenant, representation or warranty the breach of which may cause irreparable harm or damage.

        13.2 Informal Dispute Resolution. In the event of any Dispute, either party shall deliver to the other party or parties written notice of such Dispute (which, in the case of an indemnification claim, shall be the Indemnification Claim specified in Section 12.4(b)). Within 14 days after such written notice is given, one or more principals of each party involved in the Dispute shall meet at a mutually agreeable location for the purpose of determining whether they can resolve the Dispute themselves and, if not, whether they can agree upon an impartial arbitrator to whom to submit the Dispute for arbitration.

        13.3 Arbitration. If the parties are unable to resolve the Dispute within 30 days after the delivery of the notice pursuant to Section 13.2, the Dispute shall be submitted for arbitration to the arbitrator that the parties have agreed upon. If the parties fail to agree upon an arbitrator, Raytel and CVI shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator who is experienced in the subject matter of such Dispute. If such Dispute involves healthcare issues, the arbitrator so selected shall have such qualifications as would satisfy the requirements of the National Health Lawyers Association Alternative Dispute Resolution Service. Each of the arbitrators shall be impartial and independent of all parties to this Agreement. If either of the parties fails to select an arbitrator within 20 days after the end of such 30-day period, or if the arbitrators chosen by the parties fail to select a third arbitrator within 20 days after their selection, any party may in writing request the judge of the United States District Court for the Northern District of California senior in term of service to appoint an arbitrator. The arbitrator agreed upon by the parties or so selected (the "Presiding Arbitrator") shall have sole and complete jurisdiction over the arbitration.

        13.4   Applicable Rules and Procedure.

            (a) Each arbitration hearing relating to a Dispute shall be held at a place in San Mateo County, California acceptable to the Presiding Arbitrator. Each such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms of this Article XIII.

            (b) The decision of the Presiding Arbitrator shall be reduced to writing and shall be binding on the parties.

            (c) Judgment upon the award(s) rendered by the Presiding Arbitrator may be entered and execution had in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement.

            (d) The charges and expenses of the arbitrators shall be shared equally by the parties to the arbitration.

            (e) The arbitration shall commence within 10 days after the Presiding Arbitrator is selected in accordance with the provisions of this
Article XIII. In fulfilling his or her duties with respect to determining any amount at issue in a Dispute, the Presiding Arbitrator may consider such matters as, in the opinion of the Presiding Arbitrator, may be necessary or helpful to make a proper valuation. The Presiding Arbitrator may consult with and engage disinterested third parties to advise the Presiding Arbitrator. The Presiding Arbitrator shall add an interest factor reflecting the time value of money to the amount of any monetary award and shall not award any punitive or exemplary damages.

            (f) If a Presiding Arbitrator selected hereunder should die, resign or be unable to perform his or her duties hereunder, unless the parties agree upon a replacement Presiding Arbitrator, the two original arbitrators selected by the parties or the senior judge who selected such Presiding Arbitrator (or such judge's successor) shall select a replacement Presiding Arbitrator.

            (g) As to any determination of the amount at issue in a Dispute, or as to the resolution of any other claim or controversy at issue in a Dispute, no lawsuit based on such Dispute shall be instituted by any of Raytel Parties or the CVI Parties, other than to compel arbitration proceedings hereunder or to enforce the award of the Presiding Arbitrator.

            (h) All privileges under Delaware and federal law, including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal court proceeding applying Delaware law. The rules of evidence under the Federal Rules of Civil Procedure shall apply to all arbitration proceedings conducted pursuant to this Article XIII.

            (i) The parties shall have the right to conduct and enforce pre-hearing discovery in accordance with the then current Federal Rules of Civil Procedure, subject to the following limitations:

                       (i) Each party may serve no more than one set of interrogatories; and

                       (ii) Each party may depose the other party's expert witnesses who will be called to testify at the hearing, plus two fact witnesses without regard to whether they will be called to testify (each party will be entitled to a total of not more than 24 hours of depositions of the other party's witnesses).

            (j) Document discovery and other discovery shall be under the control of and enforceable by the Presiding Arbitrator. Discovery disputes shall be decided by the Presiding Arbitrator. The Presiding Arbitrator is empowered to:

                       (i) issue subpoenas to compel pre-hearing document or deposition discovery;

                       (ii) enforce the discovery rights and obligations of the parties; and

                       (iii) otherwise to control scheduling and conduct the proceedings.

Notwithstanding anything to the contrary herein, the Presiding Arbitrator shall have the power and authority to, and to the fullest extent practicable shall, abbreviate arbitration discovery in a manner which is fair to all parties in order to expedite the conclusion of each arbitration proceeding.

            (k) The arbitration hearing shall be conducted so as to preserve its privacy and to allow reasonable procedural due process. The parties hereto will maintain the substance of any proceedings hereunder in confidence and the arbitrators, prior to any proceedings hereunder, will sign an agreement whereby the arbitrators agree to keep the substance of any proceedings hereunder in confidence.

                                   ARTICLE XIV
                                  MISCELLANEOUS

        14.1 Governing Law. It is the intention of the parties hereto that the internal laws of the State of Delaware (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

        14.2 Assignment; Binding upon Successors and Assigns. None of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        14.3 Severability. In the event that any provision of this Agreement, or the application thereof, shall for any reason and to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provision.

        14.4 Entire Agreement. This Agreement, the exhibits hereto, the documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto, including without limitation, the letter of intent dated June 13, 1997 entered into between Raytel and CVI.

        14.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

        14.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

        14.7 Waiver. Any party hereto may, by written notice to the others: (i) waive any of the conditions to its obligations hereunder or extend the time for the performance of any of the obligations or actions of the others; (ii) waive any inaccuracies in the representations of the others contained in this Agreement or in any documents delivered pursuant to this Agreement; (iii) waive compliance with any of the covenants of the others contained in this Agreement; or (iv) waive or modify performance of any of the obligations of the others. No action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition or agreement contained herein. Waiver of the breach of any one or more provisions of this Agreement shall not be deemed or construed to be a waiver of other breaches or subsequent breaches of the same provisions.

        14.8 Notices. All notices and other communications hereunder will be in writing and will be deemed given (i) upon receipt if delivered personally (or if mailed by registered or certified mail), (ii) on the day after dispatch if sent by overnight courier, or (iii) upon dispatch if transmitted by facsimile (and confirmed by a copy delivered in accordance with clause (i) or (ii)), addressed to the parties at the following addresses:

        CVI:                 Cardiovascular Ventures, Inc.
                             336 Camp Street, Suite 250
                             New Orleans, Louisiana  70130
                             Facsimile:  (504) 571-2188
                             Attention: David Wertheimer, M.D.
                                    Chairman
        with a copy to:      McGlinchey Stafford
                             643 Magazine Street
                             New Orleans, Louisiana  70130
                             Facsimile:  (504) 596-2800
                             Attention: James Fantaci, Esq.

        The CVI
        Stockholders or
        the CVI
        Indemnifying
        Securityholders:     c/o The CVI Representatives at their address set
                             forth under their signatures

        Raytel:              Raytel Medical Corporation
                             2755 Campus Drive, Suite 200
                             San Mateo, California 94403-2515
                             Facsimile: (650) 349-8850
                             Attention: Richard F. Bader
                                        Chairman and Chief Executive Officer

        with a copy to:      Gray Cary Ware & Freidenrich
                             400 Hamilton Avenue
                             Palo Alto, California 94301
                             Facsimile:  (650) 327-3699
                             Attention:  Dennis C. Sullivan, Esq.

Any party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section 14.8.

        14.9   Construction and Interpretation of Agreement.

            (a) This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The table of contents and headings herein are for reference purposes only and shall not in any manner affect the meaning or interpretation of this Agreement.

            (b) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 11, 1997.

            (c) As used in this Agreement, any reference to any state of facts, event, change or effect being "material" with respect to any entity means a state of facts, event, change or effect, as the case may be, that is material to the current or expected condition (financial or otherwise), properties, assets, liabilities, business, operations or prospects of such entity.

            (d) As used in this Agreement, the term "Knowledge of CVI and the Indemnifying CVI Securityholders" means the actual knowledge of any of the directors or officers of CVI or any of the Indemnifying CVI Securityholders after inquiry of Lora Compton and Lynn Hoyson at CVI's Heart and Family Institute.

            (e) Whenever the term "enforceable in accordance with its terms" or like expression is used, it is understood that excepted therefrom are any limitations on enforceability under applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditor's rights.

        14.10 No Joint Venture. Nothing contained in this Agreement, including but not limited to the provisions of Section 9.6, shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section 14.10.

        14.11 Specific Performance. Each of the parties acknowledges and agrees that one or more of the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

        14.12 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

        14.13 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, affiliate, stockholder or partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be solely between the parties to this Agreement.

        IN WITNESS WHEREOF, the parties hereto have execute this Agreement as of the date first set forth above.

                                 RAYTEL MEDICAL CORPORATION



                                 By:  /s/ RICHARD F. BADER
                                    -------------------------------------------
                                 Title:  Chairman & Chief Executive Officer


                                 CARDIOVASCULAR VENTURES, INC.


                                 By:  /s/ DAVID WERTHEIMER, M.D.
                                    -------------------------------------------
                                 Title:  Chairman


                                 CVI REPRESENTATIVES


                                   /s/ DAVID WERTHEIMER
                                 ----------------------------------------------
                                 David Wertheimer, M.D.


                                   /s/ ROBERT FINZI
                                 ----------------------------------------------
                                 Robert Finzi



                                 CVI STOCKHOLDERS

                                 [Counterpart Signature pages for each of the CVI Stockholders are attached].

                           COUNTERPART SIGNATURE PAGE

  Stock Purchase Agreement between Raytel Medical Corporation, Cardiovascular
                  Ventures, Inc., and the Stockholders of CVI


                                 CVI STOCKHOLDERS:

                                   Sprout Capital VI, L.P.
                                 ----------------------------------------------
                                 Name

                                 By:  DLJ Capital Corporation
                                    -------------------------------------------
                                 Its:  Managing General Partner
                                     ------------------------------------------

                                   /s/ RICHARD E. KROON
                                 ----------------------------------------------
                                 Signature


                                   DLJ Venture Capital Fund II, L.P.
                                 ----------------------------------------------
                                 Name

                                 By:  DLJ  Fund Associates II

                                 Its:  General Partner

                                   /s/ RICHARD E. KROON
                                 ----------------------------------------------
                                 Signature


                                   DLJ Capital Corporation
                                 ----------------------------------------------
                                 Name

                                   /s/ RICHARD E. KROON
                                 ----------------------------------------------
                                 Signature

                                  Menlo Ventures IV, L.P.
                                 ----------------------------------------------
                                 Name

                                 By:  MV Management IV, L.P.
                                    -------------------------------------------
                                 Its:  General Partner
                                     ------------------------------------------
                                   /s/ H. O. MONTGOMERY
                                 ----------------------------------------------
                                 Signature


                                   Equus II Incorporated
                                 ----------------------------------------------
                                 Name

                                   /s/ NOLAN LEHMAN
                                 ----------------------------------------------
                                 Signature


                                   Premier Venture Capital Corporation II
                                 ----------------------------------------------
                                 Name

                                   /s/ THOMAS J. ADAMEK
                                 ----------------------------------------------
                                 Signature


                                   Louisiana Fund Corporation
                                 ----------------------------------------------
                                 Name

                                   /s/ THOMAS J. ADAMEK
                                 ----------------------------------------------
                                 Signature


                                   Bernard Kurecki
                                 ----------------------------------------------
                                 Name

                                   /s/ BERNARD KURECKI
                                 ----------------------------------------------
                                 Signature


                                   Ira Pearlstine
                                 ----------------------------------------------
                                 Name

                                   /s/ IRA PEARLSTINE
                                 ----------------------------------------------
                                 Signature

                                   Bharat Upadhyay
                                 ----------------------------------------------
                                 Name

                                   /s/ BHARAT UPADHYAY
                                 ----------------------------------------------
                                 Signature


                                   Kenneth Friedman
                                 ----------------------------------------------
                                 Name

                                   /s/ KENNETH FRIEDMAN
                                 ----------------------------------------------
                                 Signature

                                   Susan Friedman
                                 ----------------------------------------------
                                 Name (if jointly owned)

                                   /s/ SUSAN FRIEDMAN
                                 ----------------------------------------------
                                 Signature


                                   Dr. David Wertheimer
                                 ----------------------------------------------
                                 Name

                                   /s/ DAVID WERTHEIMER
                                 ----------------------------------------------
                                 Signature


                                   Mark Greenberg
                                 ----------------------------------------------
                                 Name

                                   /s/ MARK GREENBERG
                                 ----------------------------------------------
                                 Signature


                                   Marlene Wertheimer
                                 ----------------------------------------------
                                 Name

                                   /s/ MARLENE WERTHEIMER
                                 ----------------------------------------------
                                 Signature

                                   Michele Fredman
                                 ----------------------------------------------
                                 Name

                                   /s/ MICHELE FREDMAN
                                 ----------------------------------------------
                                 Signature


                                   Neil Fredman
                                 ----------------------------------------------
                                 Name

                                   /s/ NEIL FREDMAN
                                 ----------------------------------------------
                                 Signature


                                   Mark Borchelt
                                 ----------------------------------------------
                                 Name

                                   /s/ MARK BORCHELT
                                 ----------------------------------------------
                                 Signature


                                   Larry Oliver
                                 ----------------------------------------------
                                 Name

                                   /s/ LARRY OLIVER
                                 ----------------------------------------------
                                 Signature


                                   Lee Mitchell, M.D.
                                 ----------------------------------------------
                                 Name

                                   /s/ LEE MITCHELL, M.D.
                                 ----------------------------------------------
                                 Signature


                                   Craig Paul, M.D.
                                 ----------------------------------------------
                                 Name

                                   /s/ CRAIG PAUL, M.D.
                                 ----------------------------------------------
                                 Signature

                                   Enrique Blanco, M.D.
                                 ----------------------------------------------
                                 Name

                                   /s/ ENRIQUE BLANCO, M.D.
                                 ----------------------------------------------
                                 Signature


                                   Robert J. Norton, M.D.
                                 ----------------------------------------------
                                 Name

                                   /s/ ROBERT J. NORTON, M.D.
                                 ----------------------------------------------
                                 Signature


                                   Ralph J. Watts
                                 ----------------------------------------------
                                 Name

                                   /s/ RALPH J. WATTS
                                 ----------------------------------------------
                                 Signature


                                   Nasim Akhtar
                                 ----------------------------------------------
                                 Name

                                   /s/ NASIM AKHTAR
                                 ----------------------------------------------
                                 Signature


                                   Phil Lobstein, M.D.
                                 ----------------------------------------------
                                 Name

                                   /s/ PHIL LOBSTEIN, M.D.
                                 ----------------------------------------------
                                 Signature

                                    EXHIBIT B

                                ESCROW AGREEMENT

        This Escrow Agreement (this "Agreement") is entered into as of August 15, 1997 by and among Raytel Medical Corporation, a Delaware corporation ("Raytel"), David Wertheimer, M.D. and Robert Finzi (collectively, the "CVI Representatives") on behalf of the persons listed on Attachment A hereto (collectively with their heirs, successors and assigns, the "Indemnifying CVI Securityholders") and First Trust of California, N.A. (the "Escrow Agent").

                                    RECITALS

        WHEREAS, Raytel, Cardiovascular Ventures, Inc., a Delaware corporation ("CVI"), and the holders (the "CVI Stockholders") of all of the outstanding shares of CVI capital stock (the "CVI Stock") have entered into a Stock Purchase Agreement dated as of August 11, 1997 (the "Stock Purchase Agreement"), pursuant to which, among other things, Raytel has agreed to purchase from the CVI Stockholders all of the CVI Stock;

        WHEREAS, the Stock Purchase Agreement provides that an escrow account will be established to secure the indemnification obligations of the Indemnifying CVI Securityholders under the Stock Purchase Agreement on the terms and conditions set forth herein;

        WHEREAS, pursuant to Section 12.9 of the Stock Purchase Agreement, each Indemnifying CVI Securityholder has authorized the CVI Representatives to execute this Agreement on behalf of such Indemnifying CVI Stockholder; and

        WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow account will be established and maintained;

        NOW, THEREFORE, the parties hereto hereby agree as follows:

        Section 1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Stock Purchase Agreement.

        Section 2. Escrow and Indemnification.

            (a) Deposit of Cash into Escrow. At the Closing, Raytel will deposit $500,000 (the "Escrow Amount") into an interest-bearing escrow account with the Escrow Agent to be held pursuant to the terms of this Agreement. The Escrow Amount and any interest received by the Escrow Agent on account thereof, shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto or any of such party's Affiliates or any of the Indemnifying CVI Securityholders. The Escrow Agent agrees to accept delivery of the

Escrow Amount and to hold the Escrow Amount in an escrow account (the "Escrow Account"), subject to the terms and conditions of this Agreement.

            (b) Indemnification. The Indemnifying CVI Securityholders have agreed, pursuant to the provisions of Article XII of the Stock Purchase Agreement, jointly and severally, to indemnify, defend and hold harmless the Raytel Group from and against Raytel CVI-Related Losses and CVI 401(k) Expenses (together the "Escrow Losses"). The Escrow Account shall be security for the foregoing obligations of the Indemnifying CVI Securityholders, subject to the limitations, and in the manner provided, in this Agreement and the Stock Purchase Agreement.

            (c) Investment of Escrow Amount; Interest. Funds held in the Escrow Account may be invested by the Escrow Agent in U.S. Treasury Securities and repurchase agreements, federally insured certificates of deposit, and short-term commercial paper or money market funds. Any interest earned on such investments (collectively with the Escrow Amount, the "Escrow Funds") shall be paid to the Escrow Agent or its nominee and all such interest shall be considered part of the Escrow Account for purposes hereof.

            (d) Transferability. The respective interests of the Indemnifying CVI Securityholders in the Escrow Funds and any other property comprising the Escrow Account shall not be assignable or transferable, other than by operation of law. Written notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and Raytel by the CVI Representatives or their legal counsel, and no such assignment or transfer shall be valid until such notice is given.

        Section 3. Administration of Escrow Account for Indemnification Claims. The Escrow Agent shall administer the Escrow Account in connection with the indemnification provisions of Article XII of the Stock Purchase Agreement, and as follows:

            (a) If (i) any member of the Raytel Group has incurred or suffered Raytel CVI-Related Losses for which it believes in good faith it is entitled to indemnification under the Stock Purchase Agreement or (ii) Raytel, CVI or any Raytel subsidiary has incurred any CVI 401(k) Expenses (Raytel, CVI, any such Raytel subsidiary or any such member of the Raytel Group being referred to herein as an "Indemnified Person"), the Indemnified Person shall, prior to the earlier of (i) 60 days after the date of the delivery (in the manner provided for the sending of notices pursuant to this Agreement) to Raytel of the CVI 1997 Audited Financials or (ii) November 30, 1997 (the "Termination Date") with respect to each such claim, give written notice of such claim (a "Claim Notice") to the CVI Representatives and the Escrow Agent. Each Claim Notice shall state the amount of claimed Escrow Losses (the "Claimed Amount") and shall set forth in reasonable detail, to the extent then ascertainable, the basis for such claim and such Claimed Amount.

            (b) No Indemnifying CVI Stockholder shall be required to indemnify any member of the Raytel Group for any Raytel CVI-Related Losses until the aggregate of all Raytel CVI-Related Losses under all claims shall exceed $50,000 (the "Floor"); provided, however, that if the aggregate amount of Raytel CVI-Related Losses in respect of such claims exceeds the Floor, the Indemnifying CVI Securityholders shall indemnify any member or members of the Raytel Group for all such Raytel CVI-Related Losses (including the initial $50,000 in respect of such claims), subject to the further limitations set forth herein and in
Article XII of the Stock Purchase Agreement. Claims for CVI 401(k) Expenses shall be neither subject to the Floor nor included as claims for purposes of determining whether the Floor has been exceeded.

            (c) Claims for indemnification (other than those by the Escrow Agent) shall be made in accordance with the procedures set forth in the Stock Purchase Agreement and the provisions of this Section 3. Within 20 calendar days (such 20 day period, the "Response Period") following the date a Claim Notice is sent, the CVI Representatives shall deliver (in the manner provided for the sending of notices pursuant to this Agreement) to the Indemnified Person, with a copy to the Escrow Agent, a written response (the "Response Notice") in which the CVI Representatives shall: (i) agree that Escrow Funds equal to the full Claimed Amount may be released from the Escrow Account to the Indemnified Person, (ii) agree that Escrow Funds equal to part, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the Escrow Account to the Indemnified Person, or (iii) contest that any of the Escrow Funds may be released from the Escrow Account to the Indemnified Person. The CVI Representatives may contest the release of Escrow Funds only based upon a good faith belief that the Indemnified Person is not entitled to indemnification for all or such portion of such amount under the Stock Purchase Agreement. If no Response Notice is delivered by the CVI Representatives within such 20-day period, the CVI Representatives shall be deemed to have agreed that Escrow Funds equal to all of such Claimed Amount may be released to the Indemnified Person from the Escrow Account.

            (d) If the CVI Representatives in the Response Notice agree (or are deemed to have agreed) that Escrow Funds equal to all of such Claimed Amount may be released from the Escrow Account to the Indemnified Person, the Escrow Agent shall, promptly following either (i) the delivery of the Response Notice or (ii) if no Response Notice is delivered within the Response Period, the expiration of the Response Period, disburse to the Indemnified Person Escrow Funds equal to the Claimed Amount (or such lesser amount of Escrow Funds as is then held in the Escrow Account).

            (e) If the CVI Representatives in the Response Notice agree that Escrow Funds equal to part, but not all, of the Claimed Amount may be released from the Escrow Account to the Indemnified Person, the Escrow Agent shall, promptly following the delivery of the Response Notice, disburse to the Indemnified Person Escrow Funds equal to the Agreed Amount (or such lesser amount of Escrow Funds as is then held in the Escrow Account).

            (f) If the CVI Representatives in the Response Notice contest the release of Escrow Funds in satisfaction of all or part of the Claimed Amount (the "Contested Amount"), the CVI Representatives and the Indemnified Person shall attempt promptly and in good faith to agree upon the rights of the parties with respect to the Contested Amount. If the CVI Representatives and the Indemnified Person so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and delivered to the Escrow Agent and, if such agreement provides that all or a portion of the Contested Amount is to be paid to the Indemnified Person, the Escrow Agent shall promptly disburse to the Indemnified Person from the Escrow Account an amount of Escrow Funds equal to the amount so agreed (or such lesser amount of Escrow Funds as is then held in the Escrow Account). If after good faith negotiation no such agreement can be reached within 15 calendar days after the date the Request Notice is sent (or such longer period as the Indemnified Person and the CVI Representatives may mutually agree), the matter shall be settled by binding arbitration in accordance with Article XIII of the Stock Purchase Agreement.

            (g) After delivery of a Response Notice that the Claimed Amount is contested by the CVI Representatives, the Escrow Agent shall continue to hold in the Escrow Account an amount of Escrow Funds sufficient to cover the Contested Amount (up to the amount of Escrow Funds then available in the Escrow Account), notwithstanding the occurrence of the Termination Date, until (i) delivery of a copy of a settlement agreement executed by the Indemnified Person and the CVI Representatives setting forth instructions to the Escrow Agent as to the release of Escrow Funds, if any, that shall be made with respect to the Contested Amount or (ii) delivery of a copy of the final award of the Presiding Arbitrator setting forth instructions to the Escrow Agent as to the release of Escrow Funds, if any, that shall be made with respect to the Contested Amount. The Escrow Agent shall thereupon release Escrow Funds from the Escrow Account (up to the amount of Escrow Funds then available in the Escrow Account) in accordance with such agreement or instructions and disburse any remaining Escrow Funds in accordance with Section 4.

            (h) If, as a result of any third-party claim or legal proceeding giving rise to Raytel CVI-Related Losses and subject to the indemnification procedures set forth in Article XII of the Stock Purchase Agreement, any settlement has been entered into or any judgment has been entered in favor of any third party (which is not subject to further appeal) in accordance with Article XII of the Stock Purchase Agreement, the Indemnified Person may give notice of the resulting Raytel CVI-Related Losses to the Escrow Agent, together with a copy of the settlement or judgment and the Escrow Agent shall, promptly following the receipt of such notice, disburse to the Indemnified Person an amount of Escrow Funds equal to such Raytel CVI-Related Losses (up to the amount of Escrow Funds then available in the Escrow Account).

        Section 4. Release of Escrow Funds.

            (a) Subject to the provisions of paragraph (b) below, within 15 days after the Termination Date, the Escrow Agent shall deliver to the Indemnifying CVI Securityholders the Escrow Funds then held in escrow, apportioned in accordance with paragraph (c) below.

            (b) Notwithstanding the foregoing, if on the Termination Date an Indemnified Person has previously given any Claim Notices that have not then been resolved in accordance with Section 3, the Escrow Agent shall retain in the Escrow Account after the Termination Date an amount of Escrow Funds equal to the aggregate Claimed Amount covered by all such Claim Notices that have not then been resolved. Any Escrow Funds so retained in escrow shall be disbursed in accordance with the terms of the resolution of such claims as set forth in
Section 3.

            (c) Any distribution of all or a portion of the Escrow Funds to the Indemnifying CVI Securityholders shall be made in accordance with the percentages set forth opposite such holders' respective names on Attachment A hereto. Distributions to the Indemnifying CVI Securityholders shall be made by mailing checks to such holders at their respective addresses shown on Attachment A (or such other address as may be provided in writing to the Escrow Agent by any such holder).

        Section 5. Fees and Expenses of the Escrow Agent. Raytel and, on behalf of the Indemnifying CVI Securityholders, the CVI Representatives hereby agree, jointly and severally, to pay to the Escrow Agent its fees and expenses, as set forth in Attachment B, in accepting and performing its appointment as escrow agent hereunder. As between themselves, Raytel, on the one hand, and the Indemnifying CVI Securityholders, on the other hand, hereby agree that each shall pay (a) one-half of the fees of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder and (b) one-half of any fees and expenses of counsel and other reasonable, actual or documented out-of-pocket expenses reasonably incurred by the Escrow Agent in the performance of its duties hereunder. The Escrow Agent may deduct one-half of the fees of the Escrow Agent due upon inception of the Escrow Fund from the Escrow Amount as initially deposited, thus reducing the Escrow Funds; such amount shall represent the portion of such fees allocated to the Indemnifying CVI Securityholders. Furthermore, in releasing any amounts of the Escrow Funds hereunder, the Escrow Agent may deduct therefrom and pay to itself the amount of any outstanding fees and expenses payable to it pursuant to the terms of this Agreement.

        Section 6. General Terms and Standards Regarding the Escrow Agent. Notwithstanding any terms of this Agreement to the contrary, each term of this Agreement, including without limitation each of the stated duties and responsibilities of the Escrow Agent set forth herein, shall be subject to the following terms and conditions:

            (a) The duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth in this Agreement (and the duty to exercise reasonable care in the physical safekeeping of any property held in escrow hereunder), and no implied duties, responsibilities or obligations shall be read into this Agreement against the Escrow Agent. Without limiting the generality of the foregoing, the Escrow Agent shall have no duty to take action to preserve or exercise rights in any property held by it hereunder (including without limitation against prior parties or otherwise).

            (b) The Escrow Agent shall not be subject to, bound by, charged with notice of or be required to comply with or interpret any agreement or document between or among the other parties to this Agreement (whether or not reference to any such other agreement or documents is expressed herein) other than this Agreement and Articles XII and XIII of the Stock Purchase Agreement.

            (c) The Escrow Agent shall in no instance be under any duty to give any property held by it hereunder any greater degree of care than it gives its own similar property. All amounts received by the Escrow Agent (and any credits to the Escrow Account) shall be conditional upon collection (and actual receipt by the Escrow Agent of final payment). In no event shall the Escrow Agent have any obligation to advance funds.

            (d) The Escrow Agent may rely upon, and shall be protected in acting or refraining from acting upon, any written notice, instruction, statement, request, waiver, order, judgment, certification, consent, receipt or other paper or document furnished to it (not only as to genuineness, but also as to its due execution and validity, the genuineness of signatures appearing thereon and as to the truth and accuracy of any information therein contained), which it in good faith believes to be genuine and signed or represented by the proper person.

            (e) Neither the Escrow Agent nor any of its directors, officers or employees shall be liable to anyone for any error of judgment, or for any act done or step taken or omitted to be taken by it or any of its directors, officers or employees, or for any mistake of fact or law, or for anything which it, or any of its directors, officers or employees, may do or refrain from doing in connection with or in the administration of this Agreement, unless and except to the extent the same constitutes gross negligence, bad faith or willful misconduct on the part of the Escrow Agent. In no event shall the Escrow

Agent be liable for any indirect, punitive, special or consequential damages, or any amount in excess of the value of the Escrow Funds (as of the date of the action or omission giving rise to liability).

            (f) The Escrow Agent may consult with, and obtain advice from, legal counsel (including without limitation in-house counsel) with respect to any question as to any of the provisions hereof or its duties hereunder, or any matter relating hereto, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action reasonably taken, suffered or omitted by the Escrow Agent in good faith in accordance with the opinion and directions of such counsel.

            (g) The Escrow Agent shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by an officer charged with responsibility for administering this Agreement or unless in writing received by the Escrow Agent and making specific reference to this Agreement.

            (h) No provision of this Agreement shall require the Escrow Agent to expend or risk its own funds, or to take any legal or other action hereunder which might in its judgment involve it in, or require it to incur in connection with the performance of its duties hereunder, any expense or any financial liability unless it shall be furnished with indemnification acceptable to it.

            (i) Any permissive right of the Escrow Agent to take any action hereunder shall not be construed as a duty.

            (j) All indemnifications contained in this Agreement shall survive the resignation or removal of the Escrow Agent, and shall survive the termination of this Agreement.

            (k) The Escrow Agent is not responsible for the recitals appearing in this Agreement. The recitals shall be deemed to be statements of Raytel and the CVI Representatives on behalf of the Indemnifying CVI Securityholders.

            (l) The Escrow Agent has no responsibility for the sufficiency of this Agreement for any purpose. Without limiting the foregoing, if any security interest is referred to herein, the Escrow Agent shall have no responsibility for, and makes no representation or warranty as to, the creation, attachment or perfection of any such security interest or the sufficiency of this Agreement therefor.

            (m) Nothing in this Agreement shall obligate the Escrow Agent to qualify to do business or act in any jurisdiction in which it is not presently qualified to do business, or be deemed to impose upon the Escrow Agent the duties of a trustee. The duties of the Escrow Agent under this Agreement are strictly ministerial in nature.

            (n) In no event shall the Escrow Agent have any liability for any failure or inability of any of the other parties to perform or observe his or its duties under the Agreement, or by reason of a breach of this Agreement by any of the other parties. In no event shall the Escrow Agent be obligated to take any action against any of the other parties to compel performance hereunder.

            (o) The Escrow Agent shall in no instance be obligated to commence, prosecute or defend any legal proceedings in connection herewith. The Escrow Agent shall be authorized and entitled, however, in any instance to commence, prosecute or defend any legal proceedings in connection herewith, including, without limitation, any proceeding it may deem necessary to resolve any matter or dispute, to obtain a necessary declaration of rights, or to appoint a successor upon resignation (and after failure by the other parties to appoint a successor, as provided in Section 11).

            (p) Whenever the terms hereof call for any notice, payment or other action on a day which is not a business day, such payment or action may be taken, or such notice given, as the case may be, on the next succeeding business day. As used herein, "business day" shall mean any day other than a Saturday or Sunday, or any other day on which the Escrow Agent is closed for business.

            (q) In the event of any ambiguity or uncertainty under this Agreement, or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its reasonable discretion, refrain from taking action, and may retain the Escrow Funds, until and unless it receives written instruction signed by Raytel and the CVI Representatives, or a decision by a court of competent jurisdiction or a Presiding Arbitrator which eliminates such uncertainty or ambiguity.

            (r) If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial administrative process which in any way relates to or affects the Escrow Funds (including, but not limited to, orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the Escrow Funds), the Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel reasonable deems appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity notwithstanding that though such order, judgment, decree, writ or process may be subsequently modified, annulled, set aside, vacated, found to have been without proper jurisdiction, or otherwise determined to have been without legal force or effect.

            (s) The Escrow Agent shall have no liability for the actions or omissions of any transfer agent, book-entry depository, nominee, correspondent, subagent or subcustodian, except to the extent that such action or omission of any transfer agent, book-entry depository, nominee, correspondent, subagent or subcustodian was caused by the Escrow Agent's own gross negligence, bad faith or willful misconduct.

            (t) The Escrow Agent shall not be responsible for transmitting any communication received by it as holder of the Escrow Amount to the Indemnifying CVI Securityholders or any other party, other than the CVI Representatives, or for notifying any of said persons, other than the CVI Representatives (in accordance with the notice and copy provisions of Section 10), of any right or the receipt of distributions or other amounts, with respect to the Escrow Amount or any other property held in the Escrow Account.

        Section 7. Indemnification.

            (a) General. Each of Raytel and the Indemnifying CVI Securityholders, jointly and severally, hereby covenants and agrees to indemnify the Escrow Agent for, and to defend and hold harmless the Escrow Agent from and against, any and every loss, liability, damage, claim, cost and expense of any nature incurred or suffered by the Escrow Agent and arising out of or in connection with this Agreement or the administration of this Agreement or the performance or observance by the Escrow Agent of its responsibilities or services under this Agreement (including, but not limited to, attorneys' fees and other costs and expenses of defending or preparing to defend against any claim or liability or of advising the Escrow Agent as to its duties hereunder), unless and except to the extent such loss, liability, damage, cost or expense shall be caused by the Escrow Agent's own willful misconduct, bad faith or gross negligence.

            (b) Tax-Related. Solely for the benefit of the Escrow Agent (and without prejudice to any liability as between Raytel and the Indemnifying CVI Securityholders or as among the Indemnifying CVI Securityholders), each of Raytel and the Indemnifying CVI Securityholders, jointly and severally, agrees to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment of Escrow Funds under this Agreement, and, without limiting the generality of Section 8(a) above, hereby agrees to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent on any such payment or other activities under this Agreement. Raytel and the CVI Representatives undertake to instruct the Escrow Agent in writing with respect to any actions that may be required by the Internal Revenue Code of 1986, as amended, as to withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with this Agreement. Solely for the benefit of the Escrow Agent (and without prejudice to any liability as between Raytel and the Indemnifying CVI Securityholders or as among the Indemnifying CVI Securityholders), each of Raytel and the Indemnifying CVI Securityholders, jointly and severally, agrees to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including, without limitation, the withholding or deduction or the failure to withhold or deduct same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Agreement, including costs and expenses (including reasonable legal fees), interest and penalties. The other parties shall each promptly provide the Escrow Agent with appropriate Internal Revenue Service Forms W-9 for taxpayer identification number certifications, or Forms W-8 for non-resident alien certifications in connection with any payments to be made to them.

        Section 8. Authority of CVI Representatives; Successors and Assignees.

            (a) Any CVI Representative may be replaced by the Indemnifying CVI Securityholders from time to time upon not less than five business days prior written notice to Raytel and the Escrow Agent; provided that no CVI Representative may be replaced unless Indemnifying CVI Securityholders holding a majority in interest of the Escrow Amount agree to such replacement. In the event that any of the CVI Representatives dies, becomes unable to perform his responsibilities hereunder or resigns from such position, Indemnifying CVI Securityholders holding a majority in interest of the Escrow Amount shall select another representative to fill such vacancy. Any such substituted representative shall be deemed to be one of the CVI Representatives for all purposes of this Agreement. Any successor CVI Representatives shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original CVI Representatives, and the term "CVI Representatives" as used herein shall be deemed to include any successor CVI Representatives.

            (b) In the event of disagreement among the CVI Representatives, the decision, agreement or action of a simple majority of the CVI Representatives then in office (or the sole CVI Representative, if only one CVI Representative shall then be in office) shall be valid and binding on each of the Indemnifying CVI Securityholders and shall constitute the decision, agreement or action under this Agreement of the CVI Representatives, and Raytel and the Escrow Agent shall be entitled to rely on notices and instructions given by a majority of the CVI Representatives or by the sole CVI Representative, as the case may be.

        Section 9. Termination. This Agreement shall terminate upon the later of the Termination Date or the distribution by the Escrow Agent of all of the Escrow Funds in accordance with this Agreement; provided that the provisions of Sections 6 and 7 above shall survive such termination.

        Section 10. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder will be deemed given (i) upon receipt if delivered personally (or if mailed by registered or certified mail), (ii) on the day after dispatch if sent by overnight courier, or (iii) upon dispatch if transmitted by facsimile (and confirmed by a copy delivered in accordance with clause (i) or (ii)), addressed to the parties at the following addresses:


        If to Raytel:                           Copy to:
        ------------                            -------
        Raytel Medical Corporation              Gray Cary Ware & Freidenrich
        2755 Campus Drive, Suite 200            A Professional Corporation
        San Mateo, CA  94403-2515               400 Hamilton Avenue
        Facsimile:  (650) 349-8850              Palo Alto, CA  94301
        Attn:  Richard F. Bader                 Facsimile:  (650) 327-3699
        Chairman and Chief Executive Officer    Attn:  Dennis C. Sullivan, Esq.

        If to the CVI Representatives:          Copies to:
        David E. Wertheimer, M.D.               McGlinchey Stafford
        2443 S.W. Brookwood Lane                643 Magazine Street
        Palm City, FL 34990                     New Orleans, LA  70130
        Facsimile:                              Facsimile:  (504) 596-2800
                                                Attn:  James Fantaci, Esq.

        Robert Finzi
        DLJ Venture Capital Fund II, L.P.
        DLJ Capital Corporation
        Sprout Capital VI, L.P.
        3000 Sand Hill Road
        Bldg. 4, Ste. 220
        Menlo Park, CA 94025
        Facsimile:

        If to the Escrow Agent:
        First Trust of California, N.A.
        One California Street, Suite 400
        San Francisco, CA  94111
        Facsimile:  (415) 273-4593
        Attn:  Carol Andreacchi

        Any party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section 10. Copies of any notice, request, demand, claim or other communication hereunder by personal delivery or telecopy given to the Escrow Agent by either party, shall be delivered to the other party as soon thereafter as practicable.

        Section 11. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Agreement, not less than 60 days prior to the date when such resignation shall take effect. Raytel may appoint a successor Escrow Agent without the consent of the CVI Representatives so long as such successor is a bank with assets of at least $100 million, and may appoint any other successor Escrow Agent with the consent of the CVI Representatives, which shall not be unreasonably withheld. If, within such notice period, Raytel provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Funds then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Funds to such designated successor. If no successor is so appointed, the Escrow Agent may apply to the court of competent jurisdiction for such appointment.

        Section 12. General.

            (a) Governing Law, Assigns. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflict-of-law principles and shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, successors and assigns.

            (b) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            (c) Entire Agreement. Except for the provisions of the Stock Purchase Agreement referenced herein, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

            (d) Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Escrow Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any condition or breach or a waiver of any other condition or breach of any other provision contained herein.

            (e) Amendment. This Agreement may be amended only with the written consent of Raytel, the Escrow Agent and the CVI Representatives.

                     [SIGNATURES ARE ON THE FOLLOWING PAGE.]

        IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the day and year first above written.

                                 RAYTEL MEDICAL CORPORATION

                                 Name:
                                      -----------------------------------------

                                 Title:
                                       ----------------------------------------

                                 FIRST TRUST OF CALIFORNIA, N.A.


                                 Name:
                                      -----------------------------------------

                                 Title:
                                       ----------------------------------------

                                 CVI REPRESENTATIVES

                                 ----------------------------------------------
                                 David Wertheimer, M.D.


                                 ----------------------------------------------
                                 Robert Finzi

                                  ATTACHMENT A

                        Indemnifying CVI Securityholders


      Names and Addresses
      of Indemnifying CVI               Initial Portion of                Percentage of
        Securityholders                   Escrow Amount                    Escrow Funds
      -------------------               ------------------                -------------
Sprout Capital VI, L.P.                    $115,443.43                        23.09
3000 Sand Hill Road
Bldg 4., Ste 220
Menlo Park, CA 94025

DLJ Venture Capital Fund II,                 $2,017.18                          .40
L.P.
3000 Sand Hill Road
Bldg 4., Ste 220
Menlo Park, CA 94025

DLJ Capital Corporation                      $1,742.79                          .35
3000 Sand Hill Road
Bldg 4., Ste 220
Menlo Park, CA 94025

Menlo Ventures IV, L.P.                    $103,951.01                        20.79
3000 Sand Hill Road
Bldg 4., Ste 220
Menlo Park, CA 94025

Equus II Incorporated                       $68,257.13                        13.65
2929 Allen Parkway
Houston, TX 77219

Banc One Equity Investors Inc               $31,979.96                         6.39
(Successor-by-name-change) to
Premier Venture Capital
Corporation II
451 Florida Street
Baton Rouge, LA 70801

Louisiana Fund Corporation                  $30,092.98                         6.02
451 Florida Street
Baton Rouge, LA 70801

David Wertheimer, M.D.                     $100,505.66                        20.10
2443 S.W. Brookwood Lane
Palm City, FL 34990

Ralph Watts                                 $41,143.20                         8.23
336 Camp Street, Suite 250
New Orleans, LA 70130

Charles Miller                               $2,433.33                          .49
Paracelsus Healthcare Corp.
515 W. Greens Rd.
Suite 800
Houston, TX 77067

Jim VanDevender                              $2,433.33                          .49
Paracelsus Healthcare Corp.
515 W. Greens Rd.
Suite 800
Houston, TX 77067

                           Total           $500,000.00                       100.00%

                                  ATTACHMENT B

                                Escrow Agent Fees

First Trust of California
One California Street
Suite 400
San Francisco, CA  94111

                         AUTOMATIC AUTHORIZATION LETTER

First Trust of California, National Association is hereby directed to invest and reinvest account funds and other available monies in money market deposit accounts at First Bank National Association.



Dated:  August   , 1997
               --

CVI REPRESENTATIVES                         RAYTEL MEDICAL CORPORATION


                                            By:
--------------------------------------         --------------------------
        David Wertheimer, M.D.
                                            Name:
                                                 ------------------------

                                            Title:
--------------------------------------            -----------------------
        Robert Finzi





                                            Administrator:
                                                          ----------------------

                                            Account Name:
                                                         -----------------------


                                            ------------------------------------

                                    EXHIBIT M


                           CONTINGENT PROMISSORY NOTE


$                                                              August   , 1997
 -------------------                                                  --

        FOR VALUE RECEIVED, Raytel Medical Corporation, a Delaware corporation ("Raytel"), hereby promises to pay to the order of
                                                   ------------------------
("Payee") at Payee's address                           or at such other place as
                             -------------------------
Payee may designate in writing the principal amount of
                                                       -------------------------
Dollars ($            ), together with simple interest at the rate of Seven and
          ------------
one-half percent (7-1/2%) per annum assessed on the unpaid principal balance of this Note as outstanding from time to time, commencing on the date hereof and continuing until this Note is paid in full as provided herein.

        1. Definitions. As used in this Note, the following terms shall have the meanings set forth below:

               (a) "Affiliate" shall mean, with respect to any person or entity,
(i) any other person or entity that directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first person or entity.

               (b) "Cash Flow" shall mean, for any period, the Partnership's net cash flow from operating, investing, and financing activities, as determined in accordance with GAAP less the proceeds received during such period from any loan or advance incurred to finance operating activities (as determined in accordance with GAAP) plus the Partnership Debt Service for such period. The term "Cash Flow" shall include without duplication (i) all management fees and other payments made to CVI or any of its subsidiaries to the extent that such fees and payments are provided for under contracts existing as of the date of this Note and (ii) the reimbursement of CVI or any of its subsidiaries for expenses incurred for the benefit of the Center, to the extent that such reimbursements are provided for under contracts existing as of the date of this Note or made on terms consistent with past practices.

            (c) "Center" shall mean the facility operated by the Partnership for the provision of cardiac catheterization laboratory services and related nuclear medicine procedures.

            (d) "Control" or "Controlled" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

            (e) "Controlling Interest" shall mean, with respect to the Partnership, an aggregate ownership of thirty percent (30%) or more of the partnership interest (either in general partnership interest, limited partnership interest or a combination thereof).

            (f) "CVI" shall mean Cardiovascular Ventures, Inc., a Delaware corporation.

               (g) "CVI Notes" shall mean (i) the Promissory Note dated June 30, 1996, in the original principal amount of $558,651.00, issued by the Partnership and payable to the order of CVI (the "1996 Note"), (ii) the Promissory Note, dated January 14, 1997, in the original principal amount of $138,950.00, issued by the Partnership and payable to the order of CVI (the "Demand Note") and (iii) the Promissory Note, dated December ___, 1996, in the original principal amount of $180,834.42, issued by Heart Associates, P.A. and payable to the order of CVI.

            (h) "Divestiture Date" shall mean the date of any Divestiture Transaction or, if a series of transactions, the last day of such series of transactions.

            (i) "Divestiture Transaction" shall mean any transaction or series of transactions causing Raytel or any of its Affiliates to no longer own (directly or indirectly) a Controlling Interest in the Partnership.

            (j) "GAAP" shall mean generally accepted accounting principles, consistently applied.

            (k) "Partnership" shall mean Heart Center of Towson, L.P., a Maryland limited partnership.

            (l) "Partnership Debt Service" shall mean, for any period, (i) the aggregate amount of all principal and interest payments, due and payable under the CVI Notes, but unpaid as of the date of this Note and (ii) the aggregate principal payments of the CVI Notes and the interest thereon, that becomes due and payable during such period. For purposes of calculating the Partnership Debt Service, the Demand Note shall be amortized over the remaining term of the 1996 Note.

            (m) "Stock Purchase Agreement" shall mean the Stock Purchase Agreement dated as of August 11, 1997 by and among Raytel, CVI and the Stockholders of CVI, pursuant to which Raytel acquired all of the issued and outstanding capital stock of CVI.

        2. Nature of Obligation. This Note is one of a series of Notes (collectively the "Raytel Notes"), in the aggregate principal amount of $820,000, delivered by Raytel pursuant to the Stock Purchase Agreement to certain former security holders of CVI, as partial consideration for the purchase of shares of capital stock of CVI or the cancellation of options or warrants to purchase such capital stock.

        3. Payment. Raytel shall pay the principal amount of this Note, and accrued interest thereon as follows:

            (a) Provided that, on August 31, 1998, (i) Raytel or any Affiliate of Raytel owns (directly or indirectly) a Controlling Interest in the Partnership and (ii) the Center continues to operate through such date, then:

                       (i) if Cash Flow for the twelve (12) month period ending August 31, 1998 (such twelve month period being the "Operation Period") equals or exceeds the Partnership Debt Service for the Operation Period, the entire outstanding principal amount of this Note, and all accrued interest thereon, shall be due and payable forty-five (45) days following the end of such Operation Period, and

                       (ii) if Cash Flow for the Operation Period is less than the Partnership Debt Service for the Operation Period, then the principal amount of this Note shall be reduced by multiplying such amount by a fraction, the numerator of which is Cash Flow for the Operation Period and the denominator of which is the Partnership Debt Service for the Operation Period, and, as so adjusted, such principal amount together with accrued interest on such adjusted principal amount shall be due and payable forty-five (45) days following the end of the Operation Period.

            (b) If a Divestiture Transaction occurs at any time after September 30, 1997 but prior to August 31, 1998, then

                       (i) if Cash Flow for the period beginning on September 1, 1997 and ending on the last day of the calendar month preceding the Divestiture Date (such period the "Divestiture Period") equals or exceeds the Partnership Debt Service for the Divestiture Period, the entire outstanding principal amount of this Note, and all accrued interest, shall be due and payable forty-five (45) days following the end of the Divestiture Period, and

                       (ii) if Cash Flow for the Divestiture Period is less than the Partnership Debt Service for the Divestiture Period, then Raytel shall pay, within forty-five (45) days following the Divestiture Period, in full satisfaction of the principal amount of this Note and accrued interest thereon, an amount equal to: (A) seventy percent (70%) of (1) the net proceeds received by Raytel and/or its Affiliates in such Divestiture Transaction and (2) the principal amount of any obligations of the Partnership paid or assumed by the purchaser(s) in such Divestiture Transaction, less (B) the amount of any obligations of the Partnership paid or assumed by Raytel or any of its Affiliates, provided that such amount shall in no case exceed the principal amount of this Note plus all accrued interest thereon through the date which is forty-five (45) days following such Divestiture Transaction.

            (c) In the event Raytel or any of its Affiliates causes the Partnership to discontinue the operations of the Center (such an action referred to as a "Closing Event" and the date of such action referred to as the "Closing Date") and such Closing Event occurs between September 30, 1997 and August 31, 1998, then:

                       (i) if Cash Flow for the period beginning on September 1, 1997 and ending on the last day of the calendar month preceding the Closing Event (such period the "Closing Period") equals or exceeds the Partnership Debt Service for the Closing Period, the entire outstanding principal amount of this Note, and all accrued interest, shall be due and payable forty-five (45) days following the end of the Closing Period, and

                       (ii) if Cash Flow for the Closing Period is less than the Partnership Debt Service for the Closing Period, then Raytel shall pay, within forty-five (45) days following the Closing Period, in full satisfaction of the principal amount of this Note and accrued interest thereon, an amount equal to seventy percent (70%) of such Cash Flow less the amount of any obligations of the Partnership paid or assumed by Raytel or any of its Affiliates, provided that such amount shall in no case exceed the principal amount of this Note plus all accrued interest thereon through the date which is forty-five (45) days following the Closing Date.

            (d) If a Closing Event or Divestiture Event occurs on or prior to September 30, 1997, the entire outstanding principal amount of this Note, and all accrued interest thereon, shall be due and payable forty-five (45) days following such Closing Event or Divestiture Event.

            (e) Raytel shall have the right at any time, and from time to time, to prepay, in whole or in part, the principal amount of this Note, without payment of any premium or penalty. Any principal prepayment shall be accompanied by a payment of all interest accrued on the amount prepaid through the date of such prepayment.

            (e) Principal and interest and all other amounts due hereunder shall be paid in lawful money of the United States of America.

        4. Governing Law. This Note shall be governed by and construed under the laws of the State of Delaware applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware.

        5. Severability; Headings. The invalidity or unenforceability of any term or provision of this Note will not affect the validity or enforceability of any other term or provision hereof. The headings of this Note are for convenience of reference only and will not alter or otherwise affect the meaning of this Note.

        6. Attorney's Fees; Dispute Resolution. If suit is brought for collection of this Note, Raytel agrees to pay all reasonable expenses, including attorneys' fees, incurred by Payee in connection therewith whether or not such suit is prosecuted to judgment; provided, however, that any dispute that relates to the computation of the amount of principal and/or interest payable or the timing of any such payment shall be resolved in accordance with the dispute resolution provisions of Article XIII of the Stock Purchase Agreement (including provisions with respect to the payment of expenses) and any such dispute shall be consolidated with comparable disputes between Raytel and the payees under the other Raytel Notes and resolved in a single proceeding.

        7. Assignment. This Note is transferable and assignable by Payee. Any reference to Payee herein will be deemed to refer to any subsequent transferee of this Note at such time as such transferee holds this Note.

                                    RAYTEL MEDICAL CORPORATION

                                    By:
                                       --------------------------------

                                    Title:
                                       --------------------------------